UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ◻
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◻	Preliminary Proxy Statement
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⌧	Definitive Proxy Statement
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◻	Soliciting Material under §240.14a-12

HarborOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are invited to attend the 2023 annual meeting of shareholders of HarborOne Bancorp, Inc., which will be held on May 17, 2023 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. The annual meeting will be held for the following purposes:

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To elect the five Class I director nominees named in the proxy statement to serve on our Board of Directors for a term of three years and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

In addition, shareholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on March 21, 2023 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

Whether or not you plan to attend the annual meeting, please carefully read the proxy statement and other proxy materials and complete a proxy for your shares as soon as possible. You may authorize your proxy via the internet by following the instructions on the website indicated in the Notice of Internet Availability of Proxy Materials that you received in the mail. You also may request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you attend the annual meeting, you may vote at the meeting if you wish, even if you previously have submitted your proxy.

By Order of the Board of Directors,

Inez H. Friedman-Boyce General Counsel and Corporate Secretary

Brockton, Massachusetts
April 5, 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2023: This proxy statement and our 2022 Annual Report to Shareholders are available at www.harboronebancorp.com.

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PROXY STATEMENT

FOR OUR 2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2023

This proxy statement is being made available to shareholders of HarborOne Bancorp, Inc. (“we,” “us,” “our,” “ours” and the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at our 2023 annual meeting of shareholders to be held on May 17, 2023, at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, or at any postponement or adjournment of the annual meeting. This proxy statement and a form of proxy have been made available to our shareholders on the internet, and the Notice of Internet Availability of Proxy Materials has been mailed to shareholders on or about April 5, 2023.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on March 21, 2023, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting. If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share of common stock as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Shareholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

•	Proposal 1: The election of the five Class I director nominees named in this proxy statement to serve on our Board for a term of three years and until their respective successors are duly elected and qualified;
•	Proposal 2: The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

•	Proposal 3: To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (“say on pay”).

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting. As of March 21, 2023, there were 47,606,858 shares outstanding and entitled to vote at the annual meeting.

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What is a broker non-vote?

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of New York Stock Exchange (“NYSE”) (which in this matter also apply to Nasdaq-listed companies), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your uninstructed shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank, or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be a “routine” matter under NYSE rules so that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2. See below for a discussion of the impact on broker non-votes on vote counting.

What vote is required to approve each proposal?

With respect to Proposal 1, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Abstentions, broker non-votes, and votes withheld with respect to Proposal 1 will have no effect on the election of directors. Proposals 2 and 3 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes with respect to Proposals 2 and 3 will have no effect on the votes for this proposal.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Corporate Secretary at our address;
•	properly submitting to us a proxy with a later date; or
•	attending and voting at the annual meeting.

If you attend the annual meeting, you may vote whether or not you previously have given a proxy, but your attendance (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting.

How do I vote?

•	Voting in Person at the Annual Meeting. If you hold your shares in your own name as a holder of record with our transfer agent, Continental Stock Transfer & Trust Company, and attend the annual meeting, you may vote in person at the annual meeting. If your shares are held by a bank, broker or other nominee, and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares of record.
•	Voting by Proxy. If your shares are registered directly in your name with our transfer agent, the Notice of Internet Availability of Proxy Materials was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote Online. You can access proxy materials at www.harboronebancorp.com and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Notice of Internet Availability of Proxy Materials.

•	Vote by Regular Mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

•	Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the Internet or, if you received a proxy card by mail and you properly marked, signed, dated and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted FOR the election of the nominees for the directors named in this proxy statement; FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and FOR the approval of the named executive officer compensation. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted at the discretion of the proxy holders.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•	FOR Proposal 1: The election of Joseph F. Casey, David P. Frenette, Esq., Barry R. Koretz, Andreana Santangelo, and Michael J. Sullivan, Esq. as Class I directors to serve on our Board for a term of three years and until their respective successors are duly elected and qualified;
•	FOR Proposal 2: The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
•	FOR Proposal 3: The approval, on a non-binding advisory basis, of the named executive officer compensation.

What other information should I review before voting?

Our 2022 Annual Report on Form 10-K, including our consolidated financial statements for the fiscal year ended December 31, 2022, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2022 annual report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which contain additional information about the Company, on our website at www.harboronebancorp.com or by directing your request in writing to 770 Oak Street, Brockton, Massachusetts 02301, Attention: Investor Relations. The 2022 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. We have engaged Innisfree M&A Incorporated to solicit proxies held by brokers and nominees, and will reimburse it for reasonable out-of-pocket expenses incurred in the solicitation of proxies.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, rather than paper copies of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders.

How can I change how I receive proxy materials in the future?

The Notice of Internet Availability of Proxy Materials includes instructions on how to access our proxy materials over the internet at www.harboronebancorp.com and how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.

Instead of receiving a Notice of Internet Availability of Proxy Materials in the mail, shareholders may elect to receive future proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. You can change your election by sending a blank e-mail with the 16-digit control number on your proxy card to sendmaterial@proxyvote.com, via the internet at www.proxyvote.com or by telephone at (800) 579-1639. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.

Participants in the ESOP and 401(k) Plan

If you participate in the HarborOne Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold Company common stock through the HarborOne 401(k) Plan (the “401(k) Plan”), you will receive vote authorization form(s) that reflect all shares you may direct trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee will vote all shares held by the ESOP in the same proportion as shares for which it has received timely voting instructions. Each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. HarborOne Bank, as plan administrator of the 401(k) Plan, will vote any shares in the 401(k) Plan for which participants have not issued voting instructions as HarborOne Bank determines in its discretion and will direct the 401(k) Plan trustee accordingly. The deadline for returning your voting instructions for shares that you hold in the ESOP and the 401(k) Plan, if any, is 11:59 p.m. on May 5, 2023.

If you have any questions about voting under the ESOP or the 401(k) Plan, please contact Inez H. Friedman-Boyce, Executive Vice President, General Counsel and Corporate Secretary.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS

Our articles of organization provide for a classified board of directors consisting of three classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election and until their respective successors are duly elected and qualified. Our articles of organization provide that the size of our Board will be determined from time to time by resolution of our Board. The Board currently consists of thirteen members.

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated Joseph F. Casey, David P. Frenette, Esq., Barry R. Koretz, Andreana Santangelo, and Michael J. Sullivan, Esq., to serve as directors. Each of these nominees is a current director of the Company. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election.

We will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board unanimously recommends that you vote FOR each of the director nominees.

Information Regarding the Directors and Director Nominees

The following table sets forth certain information with respect to each director and director nominee, based upon information furnished by each director.

Name	Age	Position(s)	Independent	Since (1)	Expires
Joseph F. Barry	82	Director	Yes	1987	2025
Mandy L. Berman	52	Director	Yes	2019	2024
James W. Blake	72	Director	No	1995	2025
Joseph F. Casey	62	President and Chief Executive Officer	No	2017	2023
David P. Frenette, Esq.	67	Director	Yes	2007	2023
Gordon Jezard	88	Director	Yes	1983	2024
Barry R. Koretz	78	Director	Yes	1987	2023
Dr. Timothy R. Lynch	67	Director	Yes	2011	2025
Anne H. Margulies	67	Director	Yes	2022	2024
William A. Payne	65	Director	Yes	2017	2024
Andreana Santangelo	54	Director	Yes	2020	2023
Michael J. Sullivan, Esq.	68	Chairman of the Board	Yes	2015	2023
Damian W. Wilmot, Esq.	47	Director	Yes	2019	2025

(1)	The dates for Messrs. Barry, Blake, Frenette, Jezard, Koretz, and Sullivan and Dr. Lynch reflect their initial appointment to the HarborOne Bank Board of Directors.

The following includes a brief biography for each of our directors. There are no family relationships among any of our directors or executive officers. Unless otherwise stated, each director has held his or her current occupation for the last five years.

The biographical description below for each nominee includes specific experience, qualifications, attributes and skills that led to the conclusion by the Company’s Nominating and Governance Committee and the Board of Directors that such person should serve as a director of the Company. The biographical description below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Company’s Nominating and Governance Committee and the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Company’s Nominating and

Governance Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.

In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to the Company and its shareholders.

Each of the Company’s directors currently serves as a director of HarborOne Bank (the “Bank”).

Joseph F. Barry retired in 2003 as Senior Vice President of HMI, Inc., a travel marketing firm located in Norwood, Massachusetts, after 14 years with the company. Before joining HMI, Inc., Mr. Barry was Vice President at Knapp Shoes, Inc. from 1986 to 1989 and Vice President at Herman Shoe International, Inc. from 1983 to 1986. Mr. Barry was selected to serve as a director because of his business experience and ability to assist us in strategic planning.

Mandy L. Berman is the Chief Operating Officer, Back-up Care and Emerging Care Services, for Bright Horizons Family Solutions (NYSE: BFAM), a public company headquartered in Newton, Massachusetts. She previously served as the Chief Operating Officer of Marathon Health, a leading provider of employer-sponsored on-site and near-site health centers in over 200 locations nationwide that is headquartered in Winooski, Vermont. Ms. Berman was also formerly the Chief Operating Officer of 42 North Dental (2019 to 2020), a New England-based dental support organization supporting over two dozen practice brands with a principal office in Waltham, Massachusetts. Before joining 42 North Dental, she served in various roles at Bright Horizons Family Solutions, including Chief Administrative Officer and Executive Vice President, Operations (2016 to 2019), Acting CIO (2014 to 2016), and Executive Vice President, Global and Back-up Care Operations (2014 to 2015). Ms. Berman holds an A.B. from Princeton University and an M.B.A. from the Harvard Business School, where she graduated with distinction. Ms. Berman serves on the Board of Directors of OneGoal Massachusetts. Ms. Berman was selected to serve as a director because of her experience as a global executive with a record of strong financial results and operational performance.

James W. Blake served as Chief Executive Officer of HarborOne Bancorp, Inc. from 2016 until his retirement in 2022. He served as Chief Executive Officer of HarborOne Bank from 1995 to 2022, and served as President of HarborOne Bank from 1995 to 2017, after serving as Chief Operating Officer from 1993 to 1994. Prior to joining HarborOne Bank, Mr. Blake was Senior Vice President of Retail Banking and Marketing at Mechanics Bank in Worcester, Massachusetts, from 1986 to 1993. Mr. Blake has served on the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Boston on the Signature Healthcare Executive Business Council, and on the YMCA Foundation. He also served on the board of the Connecticut Online Computer Center from 2003 to 2022 and on the board of the Massachusetts Credit Union League from 1998 to 2012. Mr. Blake is familiar with our banking operations and provides the Board of Directors with insight into our challenges, opportunities and operations. In addition, he was selected to serve as a director because of his extensive banking experience and familiarity with our market area.

Joseph F. Casey joined HarborOne Bank in 2004. He has served as President and Chief Executive Officer of HarborOne Bancorp, Inc. since 2022, and previously served as President and Chief Operating Officer of HarborOne Bancorp, Inc. from 2018 to 2022, and was Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company from 2016 to 2018. He was appointed President and Chief Operating Officer of HarborOne Bank in February 2017. Prior to his current position, he served as Executive Vice President and Chief Financial Officer of HarborOne Bank from 2006 to 2015 and Senior Vice President and Chief Financial Officer from 2004 to 2006. Before joining HarborOne Bank, Mr. Casey was Vice President at Seacoast Financial Services in New Bedford, Massachusetts, and Senior Vice President, Chief Financial Officer and Treasurer at Compass Bank for Savings in New Bedford, Massachusetts, from 2003 to 2004, and prior to that held various titles, including Chief Financial Officer, Treasurer, Controller and Internal Auditor during his 17 years with Andover Bancorp, Inc. in Andover, Massachusetts. He is an inactive Certified Public Accountant. Mr. Casey is a member and Immediate Past Chair of the Board of Directors of the MetroSouth Chamber of Commerce. Mr. Casey is also a member of the Board of Directors of the Old Colony YMCA and Chairman of its Investment Committee. Mr. Casey was selected to serve as a director because of his extensive banking, financial and accounting experience and familiarity with our banking operations and market area.

David P. Frenette, Esq. is an attorney in solo practice in Brockton, Massachusetts, focusing primarily on elder law, estate planning, residential and commercial real estate and business organization. A graduate of Holy Cross College and New England School of Law, Mr. Frenette has practiced law for over 30 years. Mr. Frenette was a partner at Frenette & Dukess from 1995 to 2012 and with Wheatley, Frenette & Dukess from 1990 to 1995, specializing in real estate closings for local banks, including HarborOne Bank. Mr. Frenette has served on the Board of Directors of the Old Colony YMCA since 1993. He served on the Board of Trustees of Signature Healthcare Brockton Hospital from 2000 to 2021, serving as chairman for three years. He is also an active member at Rotary Club of Brockton. Mr. Frenette was selected to serve as a director because of his extensive experience in the practice of law, particularly in real estate, and because of his involvement and knowledge of the local community and his experience working with local businesses.

Gordon Jezard retired in 2012 after a 28-year career in the automotive parts and supplies retail business, as owner of and director of operations at Bettridge Auto Parts, Inc. in Brockton, Massachusetts, which he sold in 2012. Prior to his tenure at Bettridge Auto Parts, Inc., Mr. Jezard held management positions at Eastern Edison Co., an electric company in Brockton, Massachusetts. Mr. Jezard is a graduate of Northeastern University with degrees in Business Management and Electrical Engineering. Mr. Jezard was selected to serve as a director because of his knowledge of and experience working with small businesses.

Barry R. Koretz retired from BKA Architects, Inc. in 2017. He was the President and founder of BKA Architects, Inc. in Brockton, Massachusetts, a full-service commercial architecture and design firm he started in 1974. As President of BKA Architects, Inc., Mr. Koretz was responsible for matters related to finance, administration, business development and project management of the 50-person firm with approximately $7 million in annual billings. Mr. Koretz has served as a director of the Brockton Boys and Girls Club since 2000. Previously, Mr. Koretz was co-chair of the Signature Healthcare Executive Business Council and the Signature Healthcare Capital Campaign Steering Committee since 2015. He was also a member of the Board of Trustees of

Brockton Hospital and the boards of directors of Metro South Chamber of Commerce and the United Way of Greater Plymouth County. Mr. Koretz was selected to serve as a director because of his experience owning and managing a business in our market area, which, together with his knowledge of and service to our local community, provides a unique perspective on the needs of customers in our market area.

Timothy R. Lynch, MD, FACP, CPE, served as Senior Vice President and Chief Medical Officer of South Shore Health System from 2019 until his retirement in 2022. Prior to that, he served as Chief Medical Officer at South Shore Hospital from May 2017 to January 2019. He was also an Assistant Professor of Medicine and the South Shore Health Dean of Tufts University School of Medicine. He was Chairman of the Department of Medicine from March 2016 through May 2017, and was a practicing internist at South Shore Medical Center. Dr. Lynch was the Chief Medical Officer at South Shore Physician Ambulatory Enterprise (SSPAE) in Weymouth, Massachusetts, from 2015 to 2016. Prior to that, Dr. Lynch was Lead Hospital Physician, South Region at Atrius Health from 2013 to 2015. From 1996 to 2013, Dr. Lynch held the following positions at Signature Healthcare: Vice President of Quality from 2011 to 2013; Vice President of the Medical Staff from 2010 to 2013; Vice Chairman, Physician Hospital Organization Board of Directors from 2003 to 2008; Trustee, Signature Healthcare Corporation from 2002 to 2013; Trustee, Signature Healthcare Brockton Hospital Incorporated from 2002 to 2013; and Patient Care Assessment Coordinator from 1996 to 2013. Dr. Lynch was selected to serve as a director because of his management experience, including strategic planning, budget development and state, federal and industry regulatory compliance.

Anne H. Margulies currently serves as a member of the board of directors of Henry Schein, Inc. (Nasdaq: HSIC), a global dental and health care solutions and products company, and of SomaLogic, Inc. (Nasdaq: SLGC), a proteomic solutions provider for life science research and discovery. She also serves as an Advisor on the National Advanced Cybersecurity Center and the Massachusetts Governor’s Cyber Security Advisory Board. Ms. Margulies served as the Vice President and University Chief Information Officer of Harvard University from September 2010 to May 2021. Ms. Margulies was awarded an Honorary Doctorate from the Universitat Politecnica de Valencia in 2019 and received her B.A. from SUNY Plattsburgh. She was inducted into the CIO Hall of Fame in 2017 and was selected as the Boston CIO Leader of the Year in 2015. Ms. Margulies was selected to serve as a director because of her significant expertise in information technology and security, and her deep experience in strategic planning and execution.

William A. Payne is a principal and co-founder of PRW Wealth Management, LLC, an independent registered investment advisor serving the planning needs of both the mid-market corporate marketplace and high net worth families for over 30 years. Mr. Payne holds both the series 7 and 63 securities licenses. He also has several professional designations, including Chartered Financial Consultant and Masters in Financial Services. In 1999, Mr. Payne’s firm was one of the founding companies in National Financial Partners, a financial services company which became publicly traded on the NYSE in 2003. In addition, Mr. Payne has served on the board of the Old Colony YMCA since 1995, serving as Board Chairman from 2003 to 2005. Mr. Payne also serves on the board of Lion Street Inc., a financial services company based in Austin, Texas. Mr. Payne was selected to serve as a director because of his experience in wealth management and knowledge of the financial markets.

Andreana Santangelo is Executive Vice President and Chief Financial Officer for Blue Cross Blue Shield of Massachusetts, the largest private health plan in Massachusetts and one of the largest independent, not-for-profit Blue Cross Blue Shield plans in the country, where she is responsible for all financial, investment, real estate, actuarial and underwriting activities related to the financial management of nearly $8 billion in annual revenues and more than $3 billion in assets. Ms. Santangelo formerly led the Actuarial and Analytic Services Department within the Finance Division at Blue Cross. Prior to joining Blue Cross in 2003, Ms. Santangelo held a number of leadership roles at CIGNA Corp. Her career has provided her with expertise in the areas of pricing and underwriting strategy; financial modeling and analysis; asset and liability modeling and investment management; medical economics and analysis; health plan operations; medical utilization and unit cost management; and budgeting and financial operations. Ms. Santangelo is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. She is also a member of the board of directors at Junior Achievement of Greater Boston. She holds a Bachelor of Science in mathematics from the University of Massachusetts, Amherst. Ms. Santangelo was selected to serve as a director because of her experience in business, management and finance.

Michael J. Sullivan, Esq. has been a partner at the Ashcroft Law Firm, LLC in Boston, Massachusetts since 2009. Mr. Sullivan is recognized as an expert in government investigations, corporate compliance and ethics, fraud, corruption, health care and corporate security, with extensive policy and regulatory experience. Prior to joining the Ashcroft Law Firm, LLC, Mr. Sullivan was a United States Attorney for the District of Massachusetts from 2001 to 2009. From 2006 until January 2009, Mr. Sullivan served as Presidentially Nominated Director of the Bureau of Alcohol, Tobacco, Firearms and Explosives in Washington, DC, and from 1995 to 2001 he served as the District Attorney for Plymouth County, Massachusetts. Mr. Sullivan has been a member of the board of directors of Signature Healthcare since May 2009, Old Colony YMCA from 1995 until 2001 and from 2009 until present, New Heights Charter School from 2015 to present, Continuing Education Institute from 1989 to 1994, and Consumer Credit Counseling Services from 1986 to 1989. Mr. Sullivan was selected to serve as a director because of his extensive policy and regulatory legal experience and continued service to the community.

Damian W. Wilmot, Esq. has served as the Chief Risk and Compliance Officer of Vertex Pharmaceuticals Incorporated since 2017, where he is responsible for leading the company’s Enterprise Risk Management, Global Compliance, Business Continuity & Resilience, Privacy, Information Governance, Global Litigation and Global Employment Law organizations. Mr. Wilmot has held several roles at Vertex since joining in 2015, including Interim Head of Human Resources (2017); Vice President & Associate General Counsel-Chief Litigation Counsel (2015 to 2017); and Interim Chief Compliance Officer (2015). Mr. Wilmot was Assistant General Counsel at Sunovion Pharmaceuticals Inc. from 2014 to 2015. Prior to that, Mr. Wilmot was a partner at Goodwin Procter LLP from 2010 to 2014, and an associate from 2006 to 2010. Mr. Wilmot served as Assistant United States Attorney for Massachusetts from 2004 to 2006, Litigation Associate at Seyfarth Shaw LLP and Judicial Law Clerk for the State of Connecticut Supreme Court from 2000 to 2001. Mr. Wilmot graduated from Trinity College and Suffolk University Law School. Mr. Wilmot currently serves on the board of directors of PBF Energy Inc. (Nasdaq: PBF). Mr. Wilmot is also a director/trustee of Fidelity Charitable, where he sits on the Audit and Investment Committees, the New Commonwealth Fund for Social Justice and Racial Equity, and Trinity College in Hartford, Connecticut, and previously served on numerous other non-profit and community organizations. Mr. Wilmot was selected to serve as a director because of his extensive experience as legal counsel and business leader in numerous highly regulated national and global consumer-facing organizations.

Biographical Information Regarding Executive Officers Who Are Not Directors

As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position(s)
Brenda C. Diepold	52	Executive Vice President, Retail Banking at HarborOne Bank
Inez H. Friedman-Boyce, Esq.	56	Executive Vice President, General Counsel and Corporate Secretary at HarborOne Bancorp, Inc. and HarborOne Bank
Joseph E. McQuade	45	Senior Vice President, Chief Enterprise Risk Officer at HarborOne Bank
H. Scott Sanborn	59	Executive Vice President, Chief Lending Officer at HarborOne Bank
Linda H. Simmons	63	Executive Vice President, Chief Financial Officer at HarborOne Bancorp, Inc. and HarborOne Bank
David E. Tryder	58	Senior Vice President, Chief Marketing Officer at HarborOne Bank
Susan Stewart	54	Senior Vice President, Chief Human Resources Officer at HarborOne Bank

The following is a brief biography of each of our executive officers.

Brenda C. Diepold joined HarborOne Bank in September 2018 as Senior Vice President-Retail Banking and became Executive Vice President-Retail Banking in 2021. Prior to joining HarborOne Bank, Ms. Diepold served as Director of Retail Sales, Operations and Support at Century Bank from 2016 to 2018; Senior Vice President, Director of Sales and Service Execution at Santander Bank, N.A. from 2013 to 2016 after starting her career at Fleet Bank, Boston, Massachusetts, and working in multiple positions of increasing authority while it was acquired and transitioned to Sovereign Bank, which subsequently became Santander Bank, N.A.

Inez H. Friedman-Boyce, Esq. joined HarborOne Bancorp, Inc. and HarborOne Bank as Senior Vice President-General Counsel and Corporate Secretary in 2019 and became Executive Vice President, General Counsel and Corporate Secretary in 2022. Prior to joining HarborOne Bank, Ms. Friedman-Boyce was a partner at Goodwin Procter LLP from 2005 to 2019, where she represented financial institutions in securities, corporate governance and complex business litigation matters. Ms. Friedman-Boyce began her legal career in 1995 at Testa, Hurwitz & Thibeault, LLP, where she was elected to the partnership in 2004. Ms. Friedman-Boyce also served as a Special Assistant District Attorney in the Middlesex County District Attorney’s Office in 2000. Ms. Friedman-Boyce holds a B.A. from Amherst College and J.D. from Georgetown University Law Center, where she graduated with honors.

Joseph E. McQuade joined HarborOne Bank in 2020 as Senior Vice President and Chief Enterprise Risk Officer. Prior to joining HarborOne Bank, Mr. McQuade was Senior Vice President and Chief Credit Officer for Consumer and Business Banking at Santander Bank, N.A. from 2015 to 2020 and Senior Vice President and Chief Operating Officer at Citizens Financial Group from 2009 to 2015. Prior to that, Mr. McQuade held various Risk Management roles with MasterCard and GE Capital from 2001 to 2009. Mr. McQuade holds a B.S. and M.B.A. from Union College and recently completed the Harvard Business School Analytics Program.

H. Scott Sanborn joined HarborOne Bank in 2014 and has been Executive Vice President-Chief Lending Officer since 2020. He served as Executive Vice President-Commercial Lending from 2018 to 2020 and Senior Vice President-Commercial Lending from 2014 to 2018. Prior to joining HarborOne Bank, Mr. Sanborn was Regional Vice President-Metro Boston & Rhode Island/Southeastern Massachusetts from 2011 to 2014 and Professionals Group Leader, Wealth from 2010 to 2011 at TD Bank in Boston, Massachusetts, and Senior Vice President-Regional Executive & Professionals Market Leader from 2005 to 2010 and Senior Vice President-Market Manager from 2000 to 2004 at Sovereign Bank (now Santander Bank, N.A.) based in Boston, Massachusetts.

Linda H. Simmons joined HarborOne Bank in May 2017 as the Chief Financial Officer of the Bank, became Senior Vice President and Chief Financial Officer of HarborOne Bancorp, Inc. in 2018, and became Executive Vice President and Chief Financial Officer of HarborOne Bancorp, Inc. in 2020. Prior to joining HarborOne Bank, Ms. Simmons was Senior Vice President, Chief Financial Officer and Treasurer of The Cooperative Bank of Cape Cod from 2012 to 2017; Executive Vice President, Chief Financial Officer and Treasurer of Bancorp Rhode Island from 2004 to 2011; and held various positions with responsibilities in the asset/liability management area at Bank of America from 1995 to 2004.

David E. Tryder has served as Senior Vice President-Chief Marketing Officer since joining HarborOne Bank in 2014. Prior to joining HarborOne Bank, Mr. Tryder was Director-Digital Strategy Group in 2013, Director-Interactive & Relationship Marketing from 2009 to 2013, and Senior Manager-Interactive Marketing from 2005 to 2009 at Dunkin’ Donuts in Canton, Massachusetts; Vice President-Marketing Director at Modem Media in Norwalk, Connecticut, from 2004 to 2005; Vice President-Marketing Director at Digitas, LLC in Boston, Massachusetts, from 2000 to 2004; and Product Manager-ATM Network and Online Banking at Fleet Bank in Boston, Massachusetts, from 1997 to 2000.

Susan Stewart, Senior Vice President-Chief Human Resources Officer, joined HarborOne Bank in 2022. Prior to joining HarborOne Bank, she held a number of positions at State Street Corporation, including Chief People and Administrative Officer from 2011 to 2019, Vice President, Head of Learning and Development from 2008 to 2011, and Vice President, Head of Change Management and Corporate Communications from 2003 to 2008. She also served as Chief Human Resources Officer at SIGNET Systems, Inc. from 2020 to 2022. Ms. Stewart holds a B.A. from Emmanuel College and a M.B.A. from Lesley College.

Diversity, Equity and Inclusion

The Company is an equal opportunity employer and maintains hiring practices and policies that foster and promote a diverse and inclusive workforce. We strive to create an inclusive environment and are dedicated to recruiting, developing and promoting a diverse workforce to meet the current and future demands of our business.

Our focus on diversity, equity and inclusion begins at the highest levels of the organization. Shortly after going public in 2016, the Nominating and Governance Committee began using KLR Executive Search Group, LLC to broaden its search for new directors and identify qualified candidates from a range of backgrounds. In 2020, the Nominating and Governance Committee Charter was amended to include an explicit commitment to include in each search for new directors highly qualified candidates who reflect diverse backgrounds, including diversity of gender, race and ethnicity. In 2023, the Nominating and Governance Committee Charter was further amended to include an explicit commitment to diversity of gender identity and sexual orientation. The four most recent candidates recommended by the Nominating and Governance Committee for election as new directors and elected to the Board of Directors are women and/or members of historically underrepresented groups.

In 2020, we launched an executive diversity committee, and in 2022 we launched an all-level advisory council with a year-long calendar connected to our internal and external communities. We are focused on employee representation of the markets we serve. As of December 31, 2022, our overall workforce (including HarborOne Mortgage, LLC (“HarborOne Mortgage”)) was 64% female and 21% racially or ethnically diverse. As of that date, our senior management team was 45% female. Of those employees in managerial, supervisory, or professional roles as of December 31, 2022, 51% were female and 8% were racially or ethnically diverse. We have developed a targeted approach to ensuring that women and professionals of color are represented at every level.

The following charts reflect, as of February 28, 2023, the gender diversity and independence of our Board of Directors:

Board Diversity Matrix (As of February 2, 2023)
Total Number of Directors	#
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	10
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	9
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Environmental, Social and Governance

The Company recognizes its responsibility to the communities in which it operates and to the environment we share. Social responsibility and commitment to sustainable practices are integral to how we do business. We advance these commitments through multiple channels, including corporate donations and sponsorships, employee volunteering, non-profit board service by our employees and directors, advancing financial literacy and education through our HarborOne U program, dedication to our Community Reinvestment Act (“CRA”) responsibilities, and investing in environmentally sustainable projects. Highlights of how the Company is currently fulfilling these responsibilities include:

•	In 2020, HarborOne Bank made a $20 million commitment to promoting home ownership among low- and moderate-income borrowers in the communities in which we operate. In December 2021, HarborOne Bank directed $16 million of that funding to its ONECommunity Mortgage program. This program reduces barriers to homeownership for creditworthy borrowers by allowing for low down payments, no private mortgage insurance, and other flexible loan terms.
•	In partnership with Massasoit Community College and Brockton High School, we are fully underwriting a four-year program that will provide up to 72 Brockton High School juniors and seniors the opportunity to earn college credit while still in high school, providing reduced tuition costs and much-needed momentum to encourage them to continue their education.
•	Through HarborOne U, we provide a wide range of financial educational resources to consumers and small businesses, with free digital content, webinars, and recordings for small business and personal financial education. We offer youth and adult-focused financial literacy and education programs that help individuals and families gain skills and build confidence in their financial choices. We also provide original content, tools, templates, case studies and calculators to help small businesses achieve financial success.
•	The Company was recognized in 2022 by the Boston Business Journal as one of the largest corporate charitable contributors in Massachusetts, based on 2021 charitable giving. In 2022, we increased our charitable donations, making more than $1.8 million in charitable contributions through the HarborOne Foundations of Massachusetts/New Hampshire and Rhode Island and direct charitable giving by HarborOne Bank. This giving focused on non-profits that assist people affected by poverty, hardship, and economic inequity, programs that create educational and economic opportunity for historically disadvantaged populations, and organizations that provide and create safe and affordable housing that helps individuals and families achieve economic stability and build wealth.
•	Through our ONECommunity Scholarship Program, we awarded forty college scholarships of $2,500 each in 2022 to exceptional high school seniors who embody a commitment to community and academic excellence. The scholarships are one-year awards to students attending accredited two- or four-year colleges or university. Over the past eighteen years, we have provided more than $800,000 in scholarships to deserving students from throughout southeastern Massachusetts and Rhode Island.
•	As a community-focused organization, community service is at the core of our culture. A significant part of our culture is encouraging employee volunteerism, whether through hands-on and skills-based volunteering and collection drives as part of the HarborOne Caring Crew, service on non-profit boards and committees, or participation on the ONECommunity Scholarship committee and in the United Way Day of Caring. Last year, the HarborOne Caring Crew donated over 3,000 hours to non-profit organizations that are engaged in improving the lives of low- and moderate-income people and neighborhoods in local communities.

•	In 2021, HarborOne Bank earned its second consecutive “Outstanding” CRA rating from the federal and state regulators. Historically, less than 10% of financial institutions earn the “Outstanding” rating which is reserved for banks that most effectively meet the credit needs of their local communities.
•	HarborOne Bank’s Small Business Pitch Contest, which began in 2016 in an effort to help aspiring small business entrepreneurs obtain seed capital to start or expand their business, held its seventh annual event in June 2022. Eight finalists presented their business plans before a panel of regional business experts. A health food company based in Quincy, Massachusetts co-owned by two brothers, one of whom is a veteran, received the $10,000 prize.
•	The Company pursues a commitment to environmental stewardship and positive community impact by integrating several sustainability initiatives into our day-to-day operations. We are active in commercial lending that supports renewable energy initiatives, particularly wind and solar lending, which is a growing component of HarborOne Bank’s commercial & industrial lending portfolio. As of December 31, 2021, the Bank has financed 20 wind and solar energy projects with a current balance of $92 million. Projects range from $19.2 million provided for a 21-megawatt wind project, to smaller roof top solar arrays designed to augment individual business energy needs. Our renewable energy lending will add significant generation capacity while providing substantial, long-term energy savings to small businesses, nonprofits, municipalities, housing authorities, and educational institutions.
•	We have also made significant investments in technology that will help us reduce our electrical energy usage, including installation of a new, state-of-the-art HVAC system at our corporate headquarters in Brockton that will allow us to better monitor and control our HVAC system, and beginning the transition from fluorescent to more efficient LED lighting in our corporate headquarters and branch network. Our new branches are built with a smaller footprint, which reduces the energy needed to heat, cool and illuminate the space.
•	We offer a new employee commuter benefit, which encourages public transit by allowing employees to use pre-tax dollars to pay for eligible transportation expenses, including subway, bus, train, ferry, and vanpool passes, as well as eligible commuter parking expenses. Additionally, we have adopted a workplace flexibility program, which allows many of our non-branch employees to work remotely one or more days per week, thereby reducing fossil fuel use and greenhouse gas emissions associated with daily commuting.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS

Board Leadership Structure and the Role of the Board in Risk Oversight

Board Leadership Structure. The positions of our Chairman of the Board and Chief Executive Officer are separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management.

Our Board recognizes the time, effort and energy that the Chief Executive Officer must devote to the position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.

Although our by-laws do not require that we separate the Chairman of the Board and Chief Executive Officer positions, our Board believes that having separate positions is the appropriate leadership structure for us at this time. Our Board recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman of the Board with the role of Chief Executive Officer, might be appropriate. Accordingly, our Board may periodically review its leadership structure. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

Role of the Board in Risk Oversight. The Board is actively involved in oversight of risks that could affect the Company including credit risk, interest rate risk, liquidity risk, accounting risk, operational risk, regulatory/compliance risk, legal risk, strategic risk and reputation risk. This oversight is conducted in part through committees of the Board, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee regarding its considerations and actions, regular reports from officers responsible for oversight of particular risks within the Company as well as through internal and external audits. Risks relating to the direct operations of the Company are further overseen by the Board of Directors of HarborOne Bank, who are the same individuals who serve on the Board of the Company. Further, the Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to the organization.

Director Independence

The Nasdaq listing rules requires that independent directors compose a majority of a listed company’s board of directors. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the Nasdaq listing rules, a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and, if so, must determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family and other relationships, including those relationships described under the section of this proxy statement entitled “Transactions with Related Parties,” our Board determined that each of our directors, with the exception of Mr. Casey and Mr. Blake, is “independent” under the Nasdaq listing rules. Mr. Casey is not considered independent because he currently serves as our President and Chief Executive Officer. Mr. Blake is not considered independent because he served as our Chief Executive Officer until 2022. Our Board also determined that each member of the audit, compensation, and nominating and governance committees satisfies the independence standards for such committees established by the SEC and the Nasdaq listing rules, as applicable. In making these determinations on the independence of our directors, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence.

Our independent directors will meet alone in executive session periodically. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.

Code of Business Conduct and Ethics

Our Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the Code to appropriate persons identified in the Code; and
•	accountability for adherence to the Code of Business Conduct and Ethics

Any waiver of the Code of Business Conduct and Ethics for our directors or officers may be made only by our Board or a committee thereof, and will be promptly disclosed as required by law or Nasdaq regulations. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or Nasdaq. A copy of our Code of Business Conduct and Ethics is available under the “Investor Relations” tab at www.harborone.com.

Shareholder Communications with the Board

Shareholders wishing to communicate with our Board of Directors should address their communications to the Company’s investor relations department by telephone at (508) 895-1000 or by mail sent to the Company’s main address at 770 Oak Street, Brockton, Massachusetts 02301, Attention: Investor Relations. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. All communications will be reviewed by the Company’s investor relations department, which will determine whether the communication will be relayed to the Board or the director. Except for resumes, sales and marketing communications or notices regarding seminars or conferences, summaries of all shareholder communications will be provided to the Board.

The Board and its Committees

Our Board has a standing Audit Committee, Compensation Committee, CRA Committee, Executive Committee, and Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

The Board held 12 meetings during fiscal year 2022, and all directors attended 97% or more of the Board meetings and meetings of the committees on which they served during the periods they served. While we do not have a formal policy related to Board member attendance at annual meetings of shareholders, directors are encouraged to attend each annual meeting to the extent reasonably practicable. Twelve directors attended the 2022 annual meeting of shareholders.

The table below highlights the current membership of each committee along with the number of meetings held during 2022.

		Compensation	Nominating and	Executive	CRA
Name	Audit Committee	Committee	Governance Committee	Committee	Committee
Joseph F. Barry					Chair
Mandy L. Berman		X	X
James W. Blake				X	X
Joseph F. Casey
David P. Frenette, Esq.		Chair		X
Gordon Jezard		X		Chair	X
Barry R. Koretz	X				X
Dr. Timothy R. Lynch	X		X	X
Anne H. Margulies		X	X
William A. Payne	X			X
Andreana Santangelo	Chair
Michael J. Sullivan, Esq.			Chair
Damian W. Wilmot, Esq.	X			X
Total Meetings Held in 2022	8	9	3	4	4

Audit Committee. The Audit Committee assists our Board in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the audit committee. The Audit Committee also prepares the Audit Committee report that the SEC requires to be included in our annual proxy statement.

Each member of the Audit Committee qualifies as an independent director under the corporate governance standards of the Nasdaq listing rules and the independence requirements of the Exchange Act. Our Board has determined that Ms. Santangelo qualifies as an “audit committee financial expert” as such term is currently defined under SEC rules. The Audit Committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq listing rules, a copy of which is available under the “Investor Relations” tab at www.harborone.com.

Compensation Committee. The Compensation Committee approves our compensation objectives, recommends to our Board for approval the compensation of the Chief Executive Officer and approves or recommends to our Board for approval the compensation of other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites. The Compensation Committee solicits the input and recommendations of management for compensation awards to other executives, including the named executive officers. Such awards are further discussed in executive session, with decisions made by the Compensation Committee without management’s involvement.

Each member of the Compensation Committee is a “non-employee director” under the Exchange Act and each is an independent director as defined by the Nasdaq listing rules. The Compensation Committee has adopted a written charter that satisfies the applicable standards of the SEC and the Nasdaq listing rules, a copy of which is available under the “Investor Relations” tab at www.harborone.com.

Nominating and Governance Committee. The Nominating and Governance Committee recommends to our Board candidates for directorships and the structure and composition of our Board and the Board committees. In addition, the Nominating and Governance Committee develops and recommends to our Board corporate governance guidelines and advises our Board on corporate governance matters.

Each member of the Nominating and Governance Committee is a “non-employee director” under the Exchange Act, and each is an independent director as defined by the Nasdaq listing rules. The Nominating and Governance Committee has adopted a written charter that satisfies the applicable standards of the Nasdaq listing rules, a copy of which is available under the “Investor Relations” tab at www.harborone.com.

Our Board of Directors may establish other committees from time to time.

Consideration of Director Nominees

The Nominating and Governance Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors and assesses the performance of the Board on an annual basis. The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. In the course of establishing the slate of nominees for director each year, the Nominating and Governance Committee will consider whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring and continuing directors, and additional skills identified by the Board that could improve the overall quality and ability of the Board to carry out its function. In the event that vacancies are anticipated or arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through the business and other networks of the existing members of the Board or from management. The Nominating and Governance Committee may also solicit recommendations for director nominees from independent search firms or any other source it deems appropriate.

The Nominating and Governance Committee requires all nominees to have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; to be highly accomplished in his or her respective field, with superior credentials and recognition; to be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards; to have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and to the extent such nominee serves or has previously served on other boards, to have a demonstrated history of actively contributing at board meetings. In addition to reviewing a nominee’s background and accomplishments, nominees are reviewed in the context of the current composition of the Board of Directors and the evolving needs of the Company and whether the nominee, if elected, would assist in achieving a mix of board members that represents a diversity of background and experiences. The Nominating and Governance Committee Charter was amended in 2020 to include an explicit commitment to including in each search for new directors highly qualified candidates who reflect diverse backgrounds, including diversity of gender, race and ethnicity. In 2023, the Nominating and Governance Committee Charter was further amended to include an explicit commitment to diversity of gender identity and sexual orientation. The last four candidates proposed by the Nominating and Governance Committee for election as new directors were women and/or members of historically underrepresented groups.

Pursuant to the corporate governance guidelines established by the Board, a majority of the Board shall be “independent” under the Nasdaq listing standards. On an annual basis, the Nominating and Governance Committee reviews the “independent” status of each member of the Board to determine whether any relationship is inconsistent with a determination that the director was independent. Additionally, the guidelines established by the Board require that the Company’s audit, compensation and nominating and governance committees shall be comprised entirely of independent directors and at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by SEC rules.

Shareholder Nomination Procedure

Any shareholder of the Company entitled to vote for the election of directors at the annual meeting can submit the names of candidates for director by writing to the Corporate Secretary at HarborOne Bancorp, Inc., 770 Oak Street, Brockton, Massachusetts 02301. To be timely, a shareholder’s notice must be delivered not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The submission shall include the following information set forth below:

•	As to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
•	The name and address of the shareholder giving the notice, as they appear on the Company’s books, and the names and addresses of the other proposing persons (if any); as to each proposing person, any Material Ownership Interests;
•	A description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any proposing person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;
•	(A) A description of all agreements, arrangements or understandings by and among any of the proposing persons, or by and among any proposing persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) proposed to be brought before the meeting of shareholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other shareholders (including beneficial owners) known by any of the proposing persons to support such nomination(s), and to the extent known the class and number of all shares of the Company’s capital stock owned beneficially or of record by such other shareholder(s) or other beneficial owner(s); and
•	A nomination for Board candidates submitted by a shareholder for presentation at an annual meeting must comply with the procedural and informational requirements as outlined in the by-laws of the Company.

There were no submissions by shareholders of Board nominees for our 2023 annual meeting.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2022, the members of the Compensation Committee were Mandy L. Berman, David P. Frenette, Esq., Gordon Jezard and Anne H. Margulies, each of whom are independent directors. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No member of the Compensation Committee has formerly been an officer of the Company. No interlocking relationship exists between any member of the Board of Directors or Compensation Committee (or other committee performing equivalent functions) and any executive, member of our Board of Directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

Transactions with Related Parties

The following is a description of transactions, since January 1, 2022, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements, which are described under “—Executive Compensation” and “—Director Compensation” below.

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans to our executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by HarborOne Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to HarborOne Bank and must not involve more than the normal risk of repayment or present other unfavorable features. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions. As of March 31, 2023, there was one loan to our directors, executive officers and their related entities. This loan (a revolving line of credit with zero balance) was performing according to its original terms.

Other Transactions. Since January 1, 2022, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policy Regarding Derivatives, Short Sales, Hedging or Pledging

The Board annually reviews and approves the Company’s policy with regard to insider trading. The Company’s Insider Trading Policy and Trading Procedures for Insiders, which prohibits insiders from pledging shares on margin, trading in derivative securities of the Company’s common stock, engaging in short sales of the Company’s securities, or purchasing any other financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities, all without prior Board approval. The Company’s Insider Trading Policy also prohibits engaging in short sales of the Company’s securities.

DIRECTOR COMPENSATION

In the year ending December 31, 2022, each non-employee director received an annual cash retainer equal to $75,000. The chairman of the Board also received an additional $15,000, the Audit Committee chair received an additional $10,000, and all other committee chairs received an additional $7,500. All such retainers were paid in equal monthly installments, prorated to reflect any partial periods of service. In March 2022, our chairman received a grant of 2,349 shares of restricted stock and each other non-employee director serving at the time received a grant of 1,678 shares of restricted stock, in each case, which vest in full upon the first anniversary of the grant date. Upon his retirement as our Chief Executive Officer on May 19, 2022, and in recognition for his new role as a non-employee director, Mr. Blake received a grant of 1,813 shares of restricted stock, which vest in full on March 1, 2023. Following her appointment to the Board of Directors, Ms. Margulies received a grant of 1,795 shares of restricted stock, which vest in full upon the first anniversary of the grant date.

The following table sets forth information regarding the compensation paid to our non-employee directors for the fiscal year ended December 31, 2022:

			Change in
			Pension Value
			and
			Nonqualified
			Deferred
	Fees Earned or		Compensation	All Other
Name (1) (2)	Paid in Cash (3)	Stock Awards (4)	Earnings (5)	Compensation (6)	Total
Joseph F. Barry	$82,500	$24,818	$15,350	$691	$123,359
Mandy L. Berman	75,000	24,818	—	262	100,080
James W. Blake	46,573	24,820	—	1,816	73,209
David P. Frenette, Esq.	82,500	24,818	7,024	731	115,073
Gordon Jezard	82,500	24,818	17,515	1,041	125,874
Barry R. Koretz	75,000	24,818	13,935	691	114,444
Dr. Timothy R. Lynch	75,000	24,818	4,181	3,545	107,544
Anne H. Margulies	40,833	26,028	—	170	67,031
William A. Payne	75,000	24,818	—	1,670	101,488
Andreana Santangelo	85,000	24,818	—	262	110,080
Michael J. Sullivan, Esq.	97,500	34,742	—	170	132,412
Damian W. Wilmot, Esq.	75,000	24,818	—	262	100,080

(1) As of December 31, 2022, each director, other than Messrs. Sullivan and Blake and Ms. Margulies, held 1,678 shares of unvested restricted stock. As of December 31, 2022, Mr. Sullivan held 2,349 shares, Mr. Blake held 1,813 shares, and Ms. Margulies held 1,795 shares, of unvested restricted stock.

(2) As of December 31, 2022, (i) Mr. Payne, had 24,979 exercisable options outstanding, (ii) Messrs. Barry, Frenette, Koretz, Lynch, and Sullivan each had 83,263 exercisable options outstanding and (iii) each other director held no outstanding options.

(3) Includes annual retainer payments for Board and committee service earned during the fiscal year, including additional annual retainers for the Board and committee chairs.

(4) Amounts included in the "Stock Awards" column for the year ended December 31, 2022, represent grants under our Equity Plan during 2022. Amounts related to stock awards are reported in the table above pursuant to applicable SEC regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. The dollar value is the grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Each director, other than Mr. Blake and Ms. Margulies, was granted restricted stock awards on March 1, 2022, which cliff vest in one year. These awards reflect the aggregate fair value at the close of trading on the day before the grant of $14.79 per share. Mr. Blake was granted a restricted stock award on May 19, 2022, which cliff vests on March 1, 2023 with an aggregate fair value at the close of trading on the day before the grant of $13.69 per share. Ms. Margulies was granted a restricted stock award on August 1, 2022, which cliff vests in one year, with an aggregate fair value at the close of trading on the day before the grant of $14.50 per share.

(5) Amounts reflect the aggregate change in the actuarial present value of the individual’s accumulated benefits under the Director Retirement Plan.

(6) Includes premiums for life insurance paid by HarborOne Bank on behalf of each director; premiums for dental insurance paid by HarborOne Bank on behalf of Messrs. Barry, Blake, Frenette, Jezard, and Koretz; premiums for vision insurance paid by HarborOne Bank on behalf of Mr. Frenette and financial planning assistance for Messrs. Blake, Jezard, Lynch and Payne.

Director Retirement Plan. Directors of HarborOne Bank as of December 31, 2016 were eligible to participate in the HarborOne Bank Director Retirement Plan, which provides for annual payments to directors who have completed six or more years of service, and who have reached the retirement age specified in the participation agreement, of a specified percentage of the total director fees paid to the director in his or her final year serving as director, as follows: 30.0% annually for five years, for directors with at least six years of service; 45.0% annually for 10 years, for directors with at least 11 years of service or 60.0% annually for 10 years, for directors with at least 21 years of service. On December 31, 2017, the Company elected to freeze the Directors’ Retirement Plan and does not intend to replace it with an alternative plan at this time. The balance of the liability at December 31, 2022 was $2.0 million and there were payouts of $84,000 in 2022.

Share Ownership Policy. Effective January 1, 2023, the Board of Directors adopted the HarborOne Bancorp, Inc. Share Ownership Policy, which applies to our Board of Directors, senior executive officers subject to Section 16 of the Exchange Act, and the President of HarborOne Mortgage. For further information, see the section below entitled “—Compensation Discussion & Analysis—Share Ownership Policy.”

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Despite a challenging rate environment in 2022, our focused customer engagement produced loan growth of 26%, deposit growth of 14%, and net interest income growth of 13%; all while reducing expenses by 13%. Our mortgage team, in particular, faced the rapidly rising mortgage rates and dramatic reduction in refinance volume head on, implementing significant cost reductions in order to maintain profitability for the year. Our vision for the business, our business strategy and our fiscal management came together in 2022. The results are a testament to our team approach, unparalleled commitment to execution excellence, and the benefits of living our values while serving our customers.

We continue to navigate the changing landscape in 2023, serving our customers throughout our expanded branch network, including four new locations in greater Boston, and our robust digital channels. To foster collaboration across our business units, we have launched a “ONE Experience” strategy and action plan to drive more efficiency and job satisfaction as we work together to serve our customers and deliver an exceptional customer experience. And we remain committed to the communities that we call home, having provided in 2022 over 3,000 hours of staff volunteer service across Massachusetts and Rhode Island and over $100 million in community development loans and investments to facilitate economic development in low- and moderate-income neighborhoods.

Financial Highlights

Notwithstanding the challenges of 2022, our financial results were strong. For the year ended December 31, 2022, net income was $45.6 million, or $0.97 per diluted share, compared to $58.5 million, or $1.14, per diluted share, for the year ended December 31, 2021, a decrease of $12.9 million or 22.1%. Net interest income increased $17.6 million, or 13.4%, year over year, driven by higher rates and loan growth. Asset quality was strong in 2022 with total nonperforming loans as a percentage of total loans of 0.32% at December 31, 2022, compared to 1.00% at December 31, 2021. We had robust loan growth of $941.9 million, or 26.1%, year over year. We also had total deposit growth of $506.9 million, or 13.8%, and core deposit growth (total deposits excluding certificates of deposit) of $335.4, or 11.0%, year over year. Despite a reduction in mortgage banking income, HarborOne Mortgage posted positive earnings in 2022. For the year ended December 31, 2022 return on average assets was 0.95% and return on average equity was 7.14%.

Named Executive Officers

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy, programs and the decisions made in 2022, and the factors considered in making those decisions. The following executives are referred to as our named executive officers “NEOs.”

Executive	Title
James W. Blake	Former Chief Executive Officer
Joseph F. Casey	President and Chief Executive Officer
Linda H. Simmons	Executive Vice President, Chief Financial Officer
H. Scott Sanborn	Executive Vice President, Chief Lending Officer
Brenda C. Diepold	Executive Vice President, Retail Banking
David B. Reilly (1)	Executive Vice President, Operations
(1) David B. Reilly resigned from his position with the Bank and relocated to another state on March 31, 2023.

Leadership Transition

In January 2022, James W. Blake announced his intent to retire as Chief Executive Officer effective May 18, 2022. Joseph F. Casey, former President and Chief Operating Officer, was promoted to the role of President and Chief Executive Officer on May 19, 2022.

Mr. Blake was a fifty-year veteran of the community banking industry. He joined HarborOne Bank – then known as Brockton Credit Union – in 1993, and served as Chief Executive Officer until his retirement in 2022. Under Mr. Blake’s leadership, the Bank’s assets grew from $458 million to over $4.5 billion in both organic growth and strategic acquisitions, increasing the branch network from seven locations in 1995 to 30 in 2022. Since his retirement as Chief Executive Officer, Mr. Blake has continued his service on the Company and the Bank Board of Directors.

Mr. Casey joined the Bank in 2004 and was appointed President, Chief Operating Officer, and Director in February 2017. Prior to his role as President and Chief Executive Officer, Mr. Casey held numerous positions at the Bank, including Executive Vice President and Chief Financial Officer from 2006 to 2015, and Senior Vice President and Chief Financial Officer from 2004 to 2006. He is committed to public service, serving as a member and the Immediate Past Chair of the Board of Directors of the MetroSouth Chamber of Commerce, as well as a member of the Board of Directors of the Old Colony YMCA and Chairman of its Investment Committee.

Mr. Casey has proven his ability to lead in an ever-changing environment and brings a wealth of institutional knowledge, and a strong commitment to the culture that has helped make the Bank be successful. He has extensive banking and financial experience, as well as his deep understanding of HarborOne Bank customers, and will continue as an invaluable resource at HarborOne Bank to foster continued growth and positive results. Since his appointment as Chief Executive Officer, Mr. Casey has continued his service on the Company and the Bank Board of Directors.

Compensation Philosophy and Objectives

HarborOne’s executive compensation program is designed with an emphasis on rewarding for short-term goal achievement and long-term shareholder return. This alignment is created through interacting mechanisms that combine both fixed and at-risk pay-for-performance elements to:

•	Attract, motivate and retain executive talent - who are dedicated to the long-term success of the Company and to the creation of sustainable shareholder value;
•	Pay for Performance – provide competitive rewards for the achievement of our business objectives and effectively align executives’ interests with those of our shareholders; and
•	Create a direct linkage between the cost of compensation and value to the executive and to the Company.

Key Governance Elements

Highlights of our executive pay and governance practices:

What We Do

●	Align pay and performance with a significant portion of compensation “at risk”
●	Subject short- and long-term incentive awards to a clawback policy for a significant legal or compliance violation in connection with the officer’s employment, including fraud, material misconduct, and/or a violation of the Company’s corporate policies or Code of Business Conduct and Ethics
●	Maintain fully independent Compensation Committee
●	Engage an independent compensation consultant who reports directly to the Compensation Committee
●	Benchmark our compensation practices to ensure executive compensation remains consistent with our peer group and the market
●	Require double-trigger change-in-control provisions in our agreements with executives
●	Align the financial interests of our executives and board of directors with those of the Company’s shareholders with a new share ownership policy

What We Don’t Do

●	No excise tax gross-ups in change-in-control agreements
●	No hedging or pledging of Company stock without prior authorization
●	No excessive risk taking
●	No repricing of underwater stock options without shareholder approval

Advisory Say on Pay Vote on Executive Compensation

At the 2022 Annual Meeting of Shareholders, we conducted our first annual say on pay vote with approximately 95.4% approval from our shareholders. Because we value the opinions of our shareholders, our Board and the Compensation Committee will consider the outcome of the say on pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Share Ownership Policy

Our Board believes strongly in aligning the long-term interests of our directors and executives with those of our shareholders. Effective January 1, 2023, the Board of Directors adopted the HarborOne Bancorp, Inc. Share Ownership Policy, which applies to our Board of Directors, senior executive officers subject to Section 16 of the Exchange Act, and the President of HarborOne Mortgage as “Covered Individuals.”

Covered Individuals must comply with the following ownership requirements (expressed as a multiple of annual retainer or base salary) within five years of their respective election as a director, date of hire as a senior executive officer, or date of appointment to a new role requiring them to maintain a higher level of stock ownership under the policy:

	Multiple of	Multiple of Annual
Role	Base Salary	Cash Retainer
Chairman of the Board	-	4.0x
Non-Employee Directors	-	4.0x

President & Chief Executive Officer	3.0x	-
Chief Financial Officer & Chief Lending Officer	2.0x	-
Other Named Executive Officers and Members of Senior Management	1.0x	-

Determining Executive Compensation

The Compensation Committee evaluates multiple factors when establishing and maintaining the Company’s executive compensation programs including: an annual review and selection of a relevant peer group, banking and industry surveys, financial affordability, legal and regulatory considerations to inform the total compensation for the Chief Executive Officer and senior executive officers. The Chief Executive Officer is evaluated primarily on Company performance including financial, strategic and operational goal achievement. Named executive officers are evaluated on Company, individual performance and future potential.

Roles and Responsibilities in Executive Compensation

Role	Relationship		Responsibilities
Compensation Committee of the Board of Directors	Independent Non-Employee Directors appointed by the Board of Directors	•	Fulfills responsibilities and requirements of the Compensation Committee Charter
		•	Annually reviews and approves the Total Compensation Philosophy and Committee Charter
		•	Reviews and approves Short- and Long-Incentive Plan, Performance Targets and Plan Requirements
		•	Determines Chief Executive Officer compensation with Board ratification
		•	Reviews and approves recommendations of the Chief Executive Officer regarding NEO compensation
		•	Reviews and approves executive benefits, perquisites, employment contracts, change-in-control or executive severance agreement
		•	Annually reviews and approves Peer Group and executive benchmarking analyses
Management	Senior Executive Employees of the Company	•	Provides proposed financial targets and results to the Compensation Committee
		•	Achievement of Company goals, objectives and strategy
		•	Evaluates Executive Performance and recommends compensation to Compensation Committee
		•	Implements and communicates compensation decisions
		•	Apprises the Compensation Committee on the Company's ability to attract and retain executives
		•	Conducts compensation plan cost analysis
Pearl Meyer & Partners, LLC	Independent Compensation Consultant Engaged by the Compensation Committee	•	Provides independent executive compensation consulting services to the Compensation Committee
		•	Provides competitive market data benchmarking and analysis for Compensation Committee consideration
		•	Provides regulatory updates and market trends
		•	Provides special reports
		•	Provides guidance and consultation to the Compensation Committee
		•	Attends and participates in Compensation Committee meetings
		•	Researches and recommends Peer Group

Role of the Executive Peer Group and Compensation Benchmarking

The Compensation Committee engages Pearl Meyer & Partners, LLC to conduct an annual executive compensation assessment. The assessment and information are essential in the Compensation Committee’s evaluation of executive compensation relative to companies of comparable size in the banking sector.

Pearl Meyer & Partners, LLC utilizes a criteria-based selection process and guiding principles to filter broad industry information based on potential peers that were of comparable size with assets generally in the range of one-half to two times HarborOne Bank’s assets, geography of banks primarily in the Northeast and adjacent states, branch network, and business model, among other criteria to recommend the proposed Peer Group. The two sources used to benchmark executive compensation are:

●	The Peer Group – a group of 20 similarly-sized banks with information extracted from the peer group annual proxy statements.
●	Compensation Surveys – industry-specific surveys are used to supplement the compensation information from peer proxies.

Review of the proposed Peer Group is in collaboration with HarborOne management, Pearl Meyer & Partners, LLC and the Compensation Committee, with formal approval by the Compensation Committee. The Peer Group is reviewed annually for appropriateness in advance of the executive compensation pay assessment, and additions and replacements are made as appropriate.

As a result of the Peer Group assessment for 2022 compensation, the Compensation Committee approved the following Peer Group:

Company	Ticker	Company	Ticker	Company	Ticker
Arrow Financial Corporation	AROW	Farmers National Banc Corp.	FMNB	Peapack-Gladstone Financial Corporation	PGC
Bar Harbor Bankshares	BHB	Financial Institutions, Inc.	FISI	Peoples Financial Services Corp.	PFIS
Brookline Bancorp, Inc.	BRKL	Flushing Financial Corporation	FFIC	Republic First Bancorp, Inc.	FRBK
Cambridge Bancorp	CATC	Kearny Financial Corp.	KRNY	The First of Long Island Corporation	FLIC
Camden National Corporation	CAC	Mid Penn Bancorp, Inc.	MPB	Univest Financial Corporation	UVSP
CNB Financial Corporation	CCNE	Northfield Bancorp, Inc.	NFBK	Washington Trust Bancorp, Inc.	WASH
ConnectOne Bancorp, Inc.	CNOB	Orrstown Financial Services, Inc.	ORRF

Evaluating Executive Performance

Consistent with the annual performance management process of the Company, executive performance of the senior executive officers, including the President and Chief Executive Officer, is evaluated by the Compensation Committee in February. The President and Chief Executive Officer provides an overview to the Compensation Committee of the performance of each senior executive officer and his recommended merit increase, equity grant and short-term incentive payout. The performance analysis provides an assessment of (i) individual achievement; (ii) contribution to the Company’s short and long-term performance; and (iii) the Company’s values and leadership competencies.

For the President and Chief Executive Officer, the Board’s Chairman gathers input from the Board and makes recommendations for the Compensation Committee’s consideration relative to the President and Chief

Executive Officer performance and compensation, both of which are evaluated based upon the Company’s performance.

Elements of Total Compensation

Our total executive compensation consists of four major elements: base salary, short-term incentive, long-term incentive, and benefits and perquisites. A description of each element is described below:

Compensation Element	Description	Purpose
Base Salary	Fixed cash pay for the position duties, responsibilities and executive experience and individual performance	Offer a stable source of base compensation balanced with at-risk pay
Short-Term Incentive	Annual performance-based cash incentive aligned to the achievement of Bank, Division and Individual goals	Motivate and reward for annual goal achievement
Long-Term Incentive	Equity awards earned based on time and performance-based requirements	Create alignment with shareholder interests and long-term performance
Benefits and Perquisites	Competitive health, welfare, survivor and retirement benefits	Promote health and wellness in the workforce and retirement planning and saving opportunities

The Company’s compensation program reflects a mix of fixed and at-risk compensation, designed to reward senior executive officers and align their interests with those of shareholders. Each compensation element is intended to provide senior executive officers with a pay opportunity that is externally competitive and recognizes individual contributions. The following pie charts provide the pay mix for our named executive officers, as reflected in the Summary Compensation Table:

(1)	Represents the Summary Compensation Table details for Mr. Casey, and excludes the former Chief Executive Officer, Mr. Blake.

CEO Benefits and Perquisites do not include the change in value of Mr. Casey’s pension benefit.

Base Salaries –Base salaries are provided to recognize the experience, skills, knowledge, and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after considering individual responsibilities, performance, and experience.

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)	Increase From Fiscal 2021 (%)
James W. Blake (1)	$ 844,757	$ 878,756	4.0%
Joseph F. Casey (2)	$ 577,886	$ 700,000	21.1%
Linda H. Simmons	$ 371,281	$ 386,132	4.0%
H. Scott Sanborn	$ 352,800	$ 366,912	4.0%
Brenda C. Diepold	$ 275,939	$ 289,736	5.0%
David B. Reilly	$ 275,408	$ 289,179	5.0%
(1) James W. Blake retired as our Chief Executive Officer effective May 18, 2022.
(2) Joseph F. Casey assumed the role of Chief Executive Officer on May 19, 2022 and received a pay increase related to his new role.

At a recent meeting, the Compensation Committee voted not to adjust the base salaries of the named executive officers and other members of senior management for fiscal year 2023.

Annual Incentive Plan. We maintain an Annual Incentive Plan to provide for short-term incentive opportunities for our executive officers that align with the Bank’s annual financial and non-financial goals. Under the Annual Incentive Plan, our named executive officers are eligible for cash awards based upon the achievement of pre-established Bank performance goals.

Fiscal 2022 Target Short-Term Incentive Opportunities:

Each named executive officer’s target short-term incentive is reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign target short-term incentives with market levels after considering individual responsibilities, performance, and experience.

	2021 Target Bonus	2022 Target Bonus
Named Executive Officer	(% of Base Salary)	(% of Base Salary)
James W. Blake (1)	60%	60%
Joseph F. Casey	50%	50%
Linda H. Simmons	35%	35%
H. Scott Sanborn	35%	35%
Brenda C. Diepold (2)	25%	35%
David B. Reilly (2)	25%	35%
(1) James W. Blake retired as our Chief Executive Officer effective May 18, 2022.
(2) Brenda C. Diepold and David B. Reilly were promoted to EVPs in 2022 and, as a result, their 2022 Target Bonus was increased from 25% to 35% of their respective Base Salary.

Fiscal 2022 Performance Goals:

At the beginning of the fiscal year, the Compensation Committee approved the following performance goals for 2022 under the Annual Incentive Plan:

●	Return On Assets—Net Income divided by Average Total Assets.

●	Earnings Per Share—Earnings Per Share defined as basic earnings per share, which is Net Income divided by the weighted-average number of common shares outstanding during the period. Unallocated ESOP shares are not deemed outstanding in basic Earnings Per Share.

●	Core Deposit Growth—Core deposits are all deposits excluding Certificates of Deposit and Government Banking Deposits. Growth is measured from the previous fiscal year end to the current fiscal year end in dollars and compared to the budgeted growth.

●	Commercial and Small Business Loan Growth—Commercial loans include commercial real estate loans, commercial construction loans, and commercial and industrial loans (which include small business loans), but exclude loans originated under the U.S. Small Business Administration’s Paycheck Protection Program. Growth is measured from the previous fiscal year end to the current fiscal year end in dollars and compared to the budgeted growth.

The performance range for Threshold, Target (set at the Company’s budget), and Superior results were set by the Compensation Committee for each of the Performance Goals. These, in turn, corresponded to a range of potential incentives that could be earned for each Performance Goal, which were also approved by the Compensation Committee. For each Performance Goal, no incentives would be earned for results below Threshold, and incentives would be capped if results met or exceeded the Superior level. The tables below set forth the ranges for each Performance Goal, the Company’s 2022 actual performance on each Performance Goal, and the payout level for each Performance Goal:

Incentive Payout
Percent Goal Achievement	Performance Rating	Guideline
130%	Superior	130% of incentive target
100%	Target or Meets Goal	100% of incentive target
80% to 85% (1)	Threshold	50% of incentive target
Below 80% or 85% (1)	Below Threshold	0% of incentive target

(1) The Threshold for the “Return On Assets” and “Earnings Per Share” goal metrics is 85%, and the Threshold for the “Core Deposit Growth” and “Commercial and Small Business Loan Growth” goal metrics is 80%.

2022 Annual Incentive Plan Results
	Goal	Threshold	Target	Superior		Payout as a
2022 Goal Metrics	Weight	85% (1)	100%	130%	Actual	% of Target
Return On Assets (ROA)	25%	0.70%	0.82%	1.07%	0.95%	116%
Earnings Per Share (EPS)	25%	$ 0.69	$ 0.81	$ 1.05	$ 0.97	120%

	Goal	Threshold	Target	Superior		Payout as a
2022 Goal Metrics	Weight	80% (1)	100%	130%	Actual	% of Target
Core Deposit Growth (millions)	25%	$ 121,004	$ 151,255	$ 196,632	$ 225,543	130%
Commercial & Small Business Loan Growth (millions)	25%	$ 226,252	$ 282,815	$ 367,660	$ 615,930	130%
					Overall	124%

(1) The Threshold for the "Return on Assets" and "Earnings Per Share" goal metrics is 85%, and the Threshold for the "Core Deposit Growth" and "Commercial and Small Business Loan Growth" goal metrics is 80%.

Fiscal 2022 Annual Incentive Targets vs. Results:

Incentives paid to the named executive officers for fiscal year 2022 were based solely on the Bank’s performance and the result of the Bank’s overall goal achievement for Return On Assets, Earnings Per Share, Core Deposit Growth, and Commercial and Small Business Loan Growth. Performance results on goals resulted in the named executive officers earning 124% of their respective target incentives. The table below sets forth the annual incentives earned by and paid to each of our named executive officers for 2022:

2022 Annual Incentive Plan
	2022	Incentive		% of Target
	Incentive	Eligible	Target	Incentive	2022
NAMED EXECUTIVE OFFICER	Target %	Earnings	Incentive $	Earned	Payout
Joseph F. Casey	50%	$ 657,479	$ 328,739	124%	$ 407,637
Linda H. Simmons	35%	$ 383,276	$ 134,147	124%	$ 166,342
H. Scott Sanborn	35%	$ 364,198	$ 127,469	124%	$ 158,062
Brenda C. Diepold	35%	$ 287,083	$ 100,479	124%	$ 124,594
David B. Reilly	35%	$ 286,530	$ 100,286	124%	$ 124,354

Long-Term Incentives

On September 29, 2020, the shareholders of the Company approved the 2020 Equity Incentive Plan, which provides for the grant of options, restricted stock, restricted stock units, cash-based awards, performance awards, and dividend equivalent rights to officers, employees and directors of the Company and its subsidiaries. Total shares of the Company’s common stock reserved for issuance under the plan are 4,500,000.

The Bank’s long-term incentive program reinforces the importance of growth in shareholder value, rewards for long-term Company performance and promotes stock ownership while managing compensation expense and dilution.

The Compensation Committee believes that long-term incentive grants with time-based vesting promote executive retention, and long-term incentive grants with performance-based vesting promote the achievement of strategic, long-term objectives established by the Company to maximize shareholder returns.

Accordingly, in March 2021, the Bank implemented an annual long-term incentive grant process for our Named Executive Officers and other leaders influencing the long-term objectives of the Company. The equity awards granted as part of this process in 2022 included a mix of time-based restricted stock awards (“RSAs”) and performance-based restricted stock units (“PSUs”). The RSAs vest ratably over three years and enable our NEOs and other executives to participate in the long-term appreciation of our shareholder value, while being personally invested in the impact of any business setbacks, whether Company-specific or industry-based. The PSUs cliff vest in three years following the end of the performance period based on a mix of Company performance of Tangible Book Value Per Share and Relative Total Shareholder Return (“rTSR”). Based on the grant date value of the awards and assuming target level of achievement, the March 2022 awards granted to our NEOs were comprised 50% of RSAs and 50% of PSUs (half of which were tied to Tangible Book Value Per Share and half of which were tied to rTSR).

The Compensation Committee selected Tangible Book Value Per Share as the first performance metric for the March 2022 PSU awards because they believe this metric is a good indicator of shareholder value creation. Further, the Compensation Committee has drawn the “Target” Tangible Book Value Per Share goal from the Company’s recent three-year strategic plan, with the “Threshold” and “Superior” levels set at 20% below and 20% above the Target level, respectively, and believes that it has set challenging, yet attainable, forward-looking incentive goals.

The Compensation Committee selected rTSR as the second performance metric for the March 2022 PSU awards because it is closely aligned with shareholder value creation, with performance vesting conditions tied to the future equity returns of the Company.

While the Company believes in transparency and discloses as much information to shareholders as is necessary to understand how our executive compensation program works, we believe that disclosing the individual target incorporated into the Tangible Book Value Per Share and rTSR goals on a prospective basis would provide our competitors with insight regarding confidential business strategies and plans for use of capital without meaningfully adding to our shareholders’ understanding of the metrics, and would thereby result in competitive harm to the Company. We will disclose, however, the goals and actual performance on a retrospective basis for PSUs that vest each year.

Tangible Book Value, or “TBV,” means, measured as of the last day of the Performance Period, Total Shareholders’ Equity, less Goodwill and Other Intangible Assets, in each case, as reported in the Company’s audited financial statements. The TBV is divided by the number of common shares issued and outstanding as of the last day of the Performance Period to derive “TBV Per Share,” which is subject to adjustment for unanticipated circumstances not factored into setting the performance levels.

Relative Total Shareholder Return, or “rTSR,” means, measured from the first day of the performance period to the last day of the performance period, the percentile ranking of HarborOne’s three-year total shareholder return versus the performance peer group established for this performance period and approved by the Compensation Committee.

For RSAs, any dividends declared during the vesting period are accrued and paid out in cash upon vesting. For PSUs, any dividends declared during the performance period are accrued and paid out in cash only to the extent that the PSUs ultimately vest following the completion of the performance period.

During the year ended December 31, 2022, the Compensation Committee granted RSAs and PSUs to our named executive officers as shown in the following table:

Named Executive Officer	Shares	Fair Value		Grant Date	Type of Award	Metric	Value
Joseph F. Casey	8,727	$14.79		March 1, 2022	Time-Based Restricted Share Awards	-	$129,072
	4,364	$14.79		March 1, 2022	Performance Restricted Share Units	TBV Per Share	$64,544
	4,363	$15.87		March 1, 2022	Performance Restricted Share Units	rTSR	$69,241
	4,533	$13.69		May 19, 2022 (1)	Time-Based Restricted Share Awards	-	$62,057
	2,266	$13.69		May 19, 2022 (1)	Performance Restricted Share Units	TBV Per Share	$31,022
	2,266	$15.87	(2)	May 19, 2022 (1)	Performance Restricted Share Units	rTSR	$35,960
							$391,896

Linda H. Simmons	4,361	$14.79		March 1, 2022	Time-Based Restricted Share Awards	-	$64,499
	2,181	$14.79		March 1, 2022	Performance Restricted Share Units	TBV Per Share	$32,257
	2,180	$15.87	(2)	March 1, 2022	Performance Restricted Share Units	rTSR	$34,597
							$131,353

H. Scott Sanborn	4,144	$14.79		March 1, 2022	Time-Based Restricted Share Awards	-	$61,290
	2,072	$14.79		March 1, 2022	Performance Restricted Share Units	TBV Per Share	$30,645
	2,072	$15.87	(2)	March 1, 2022	Performance Restricted Share Units	rTSR	$32,882
							$124,817

Brenda C. Diepold	3,241	$14.79		March 1, 2022	Time-Based Restricted Share Awards	-	$47,934
	1,621	$14.79		March 1, 2022	Performance Restricted Share Units	TBV Per Share	$23,975
	1,620	$15.87	(2)	March 1, 2022	Performance Restricted Share Units	rTSR	$25,709
							$97,618

David B. Reilly	3,235	$14.79		March 1, 2022	Time-Based Restricted Share Awards	-	$47,846
	1,618	$14.79		March 1, 2022	Performance Restricted Share Units	TBV Per Share	$23,930
	1,617	$15.87	(2)	March 1, 2022	Performance Restricted Share Units	rTSR	$25,662
							$97,438
(1) Joseph F. Casey assumed the role of Chief Executive Officer on May 19, 2022 and received a one-time equity grant as a result of this promotion.
(2) Grant date fair value for these PSUs was determined using a Monte Carlo simulation.

Benefits and Perquisites

Each of our named executive officers is entitled to participate in our retirement plans and nonqualified deferred compensation plans as described in more detail in the sections entitled “Nonqualified Retirement Benefits” and “Benefit Plans.” We also offer Financial Planning services and life and long-term disability insurance to all of our named executive officers. We also provide an auto allowance and fuel reimbursement to Mr. Sanborn, and Mr. Casey receives a lease and fuel reimbursement for an automobile. Prior to his retirement, we provided Mr. Blake with a lease and fuel reimbursement for an automobile benefit and reimbursement for his country club membership.

Nonqualified Retirement Benefits

Group-Term Carve Out and Supplemental Life Insurance Plan. Beginning in 2014, HarborOne Bank entered into a split-dollar life insurance arrangement for our named executive officers. For Mr. Casey, this would provide a death benefit to his named beneficiaries in the estimated amount of $1,833,660.

Supplemental Executive Retirement Plan Agreements. HarborOne Bank maintains a supplemental executive retirement plan agreement with each of Messrs. Blake and Casey.

Upon Mr. Blake’s retirement, he was eligible to receive a lump sum payment in an amount equal to the actuarial equivalent of a single life annuity equal to 60% of Mr. Blake’s final average three-year salary and bonus reduced by the primary Social Security benefits payable upon Mr. Blake’s separation from service and the amount payable to Mr. Blake from HarborOne Bank’s 401(k) plan attributable to employer contributions. This lump sum payment was required to be further reduced by the amount paid by HarborOne Bank to Mr. Blake when he reached age 65 in 2015 pursuant to his 2008 supplemental executive retirement plan agreement, with interest at a rate of 3.0% per year from the date of payment. Mr. Blake received a lump sum payment under his supplemental executive retirement plan agreement in the amount of $574,025 in fiscal year 2022. The remaining balance due under his supplemental executive retirement plan agreement will be paid in 2023.

Under the terms of the supplemental executive retirement plan agreement with Mr. Casey, upon the earliest of termination other than for “cause,” disability, death or a “change in control” of HarborOne Bank (as each such term is defined therein), Mr. Casey shall receive a lump sum payment equal to the actuarial equivalent value of a single life annuity equal to 60% of the executive’s average three-year salary and bonus reduced by projected Social Security benefits and the amount payable to the executive from HarborOne Bank’s 401(k) Plan attributable to employer contributions.

ESOP Restoration Plan. HarborOne Bank provides an ESOP Restoration Plan for the benefit of selected executives whose annual compensation exceeds the amount of annual compensation, which was $305,000 in 2022, permitted to be recognized under the ESOP by the Internal Revenue Code. Under the ESOP Restoration Plan, eligible participants receive a credit each year equal to the amount they would have received under the ESOP but for the Internal Revenue Service-imposed compensation limit. Any benefits earned under the ESOP Restoration Plan become payable the earliest of six months and a day after the participant’s “separation from service” from HarborOne Bank, the participant’s death, a “change in control” of the Company or upon the termination of the ESOP Restoration Plan (as each such term is defined therein).

Benefit Plans

401(k) Profit Sharing Plans. HarborOne Bank currently maintains the HarborOne 401(k) Plan (the “HarborOne 401(k) Plan”), and HarborOne Mortgage, LLC, HarborOne Bank’s wholly owned subsidiary, maintains the HarborOne Mortgage Retirement Plan (the “HarborOne Mortgage 401(k) Plan” and together with the HarborOne 401(k) Plan, the “401(k) Plans”), which are tax-qualified profit-sharing plans with salary deferral features under Section 401(k) of the Internal Revenue Code. All employees of HarborOne Bank who have attained age 21 are eligible to participate in the HarborOne 401(k) Plan and make salary deferrals. All employees, other than seasonal employees and nonresident alien employees, of HarborOne Mortgage are eligible to participate in the HarborOne Mortgage 401(k) Plan and make salary deferrals. Seasonal employees of HarborOne Mortgage who have attained age 21 and completed 1,000 hours of service are eligible to participate in the HarborOne Mortgage 401(k) Plan.

A participant may contribute up to 100.0% of his or her compensation to the HarborOne 401(k) Plan on a pre-tax or after-tax basis, subject to the limitations imposed by the Internal Revenue Code. A participant may contribute up to 100.0% of his or her compensation to the HarborOne Mortgage 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code.

For 2022, the deferral contribution limit was $20,500. A participant over age 50 may contribute an additional $6,500 to the 401(k) Plans. A participant in the HarborOne 401(k) Plan is always 100.0% vested in his or her salary deferral contributions, and will become vested in his or her share of Bank contributions under a six-year vesting schedule with 20.0% vesting after completion of two years of service, and increased by 20.0% for each subsequent year of service. A participant in the HarborOne Mortgage 401(k) Plan is always 100.0% vested in his or her salary deferral contributions, and will become vested in his or her share of employer contributions under a four-year vesting schedule with 25.0% vesting after completion of one year of service, and increased by 25.0% for each subsequent year of service.

Both 401(k) Plans provide certain in-service withdrawals, including hardship withdrawals and full withdrawals after age 59 ½. Distributions from both 401(k) Plans are available in a lump sum or installments upon a participant’s retirement, termination of employment, death or disability.

The 401(k) Plans permit a participant to direct the investment of his or her own account into various investment options. The participants in the 401(k) Plans are permitted to invest up to 25% of their account balances in the 401(k) Plan in common stock of the Company.

Employee Stock Ownership Plan. The Company currently maintains an ESOP. Eligible employees who have attained age 21 and have completed one year of service are able to participate in the ESOP. Participants vest in the benefits allocated under the ESOP pursuant to a six-year vesting schedule, with 20.0% vesting after completion of two years of service, and increased by 20.0% for each subsequent completed year of service. A participant becomes fully vested at retirement, upon death or disability or upon termination of the ESOP. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining ESOP participants.

Shares of the Company’s common stock purchased by the ESOP through the proceeds of a loan are held in a suspense account for allocation among participants. ESOP shares are released as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account are allocated among participants in accordance with compensation, on a pro rata basis.

Participants in the ESOP will receive a vote authorization form that reflects all shares the participant may direct the trustee to vote on his or her behalf under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Company common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of Company common stock held by the ESOP in the same proportion as shares for which it has received timely voting instructions. The ESOP trustee will not vote allocated shares for which no voting instructions are received.

Employment and Change in Control Agreements

The Bank has entered into an Employment Agreement with our President and Chief Executive Officer, and Change in Control Agreements with the remaining named executive officers. These agreements are intended to provide the Company with the continued employment and undivided attention of its named executive officers without the potential distraction resulting from the reduction of job security inherent in employment by a publicly held institution. For detailed descriptions of the Employment Agreements and Change in Control Agreements we have entered into with our named executive officers, see “Employment, Change in Control, and Other Material Agreements” below.

Other Compensation Policies and Practices

Compensation Risk Assessment

While the Bank continuously monitors enterprise risk from many perspectives, members of the human resources and enterprise risk departments conduct an annual risk assessment of the Company’s compensation programs to assess risk and evaluate mitigating factors using the following:

Definition of Risk Levels:

None/Insignificant	Minor	Significant
No identifiable or material risk. No action taken or required.	Some risk identified, but actions have been taken to mitigate risk and maintain ongoing monitoring.	Measurable, material risk requiring elimination or significant mitigation action.

Risk Areas Considered:

Asset Quality – reduced interest income, increased reserves, asset write-downs, reduced capital, regulatory rating.

Interest Rate Sensitivity – increased interest expense, reduced yields, drop in funding levels.

Concentrations – reliance on limited number of loan categories, investments lack diversity, funding reliance on jumbo CDs.

Earnings – reduced earnings due to compensation expense; manipulation of earnings for higher payouts.

Regulatory – plan design or practice not in compliance with regulations (federal, state, etc.).

Reputational – negative reaction from shareholders/stakeholders, media, served markets/communities, or workforce.

The Compensation Committee reviewed the findings of the 2022 risk assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company.

Clawback Policy

The Compensation Committee has adopted a policy that requires that, in the event of any accounting restatement due to material non-compliance with any financial reporting requirements, the Compensation Committee will recover any excess incentive compensation (short- or long-term incentives) paid during the three-year period prior to the determination such restatement is required (i) to any executive officer, regardless of any misconduct or whether the executive officer is directly or indirectly responsible and (ii) to any other employee of the Company who the Compensation Committee determines was directly responsible for the misstatement. In addition, the clawback policy provides that if the Compensation Committee concludes that an executive officer or employee committed a significant legal or compliance violation in connection with the officer’s or employee’s employment, the Compensation Committee may, in its discretion, seek recovery of all or a portion of the compensation awarded to the employee or the executive officer for the performance period in which the violation occurred or conclude that any unpaid or unvested compensation has not been earned and must be forfeited. The Compensation Committee believes that the clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by executive officers.

Policy Prohibiting Hedging and Pledging of Equity Securities

The Board annually reviews and approves the Company’s policy with regard to insider trading. The Company’s Insider Trading Policy prohibits insiders from pledging shares on margin, trading in derivative securities of the Company’s common stock, or purchasing any other financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities, all without prior Board approval. The Company’s Insider Trading Policy also prohibits engaging in short sales of the Company’s securities.

Relationship between Compensation Policies and Risk

The Compensation Committee regularly reviews the Company’s compensation programs to ensure that they effectively incentivize executive performance without promoting excessive risk taking. A significant portion of each named executive officer’s compensation is considered to be “at risk.”

●	Annual Incentive Plan – annual cash incentive awards are intended to directly link a significant amount of cash compensation to the achievement of measurable Bank one-year financial goals.
●	Long-Term Incentive Plan – our equity compensation incentivizes our Named Executive Officers to create shareholder value and focus on long-term Company growth. Restricted Stock Awards vest over a three-year period and Performance Restricted Stock Units cliff vest at the end of the three-year performance period.

Impact of Tax and Accounting on Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. For taxable years beginning before January 1, 2018, (i) these executive officers consisted of a public corporation’s principal executive officer and up to three other executive officers (other than the principal financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act, because they are our most highly compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements were met. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, and compensation paid to our principal financial officer is also subject to the deduction limit, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017, that are not materially modified. While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. Accordingly, Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Stock-Based Compensation Expense

The Bank recognizes stock-based compensation expense under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. In determining the appropriate long-term incentive grants, the Bank sought to balance its long-term incentive goals with the need to reduce shareholder dilution and manage stock compensation expense.

Independent Compensation Committee

Executive compensation decisions are approved by the Compensation Committee which is comprised of only independent members of the Board of Directors.

Independent Compensation Consultant

Pearl Meyer & Partners, LLC, our compensation consultant, reports directly to the Compensation Committee and provides no other services to the Bank or management. The Compensation Committee considered the firm’s independence under the relevant SEC and stock exchange factors, and determined the firm satisfied the requirements for independence.

Executive Compensation

2022 Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer, each person who served as our Chief Financial Officer, and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2022 for the fiscal years indicated.

						Changes in
						Pension Value and
						Nonqualified
					Non-equity	Deferred
			Stock		Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Awards (1)		Compensation (3)	Earnings (4)	Compensation (5)	Total
James W. Blake	2022	$365,988	$445,954	(2)	$221,394	$198,434	$224,631	$1,456,401
Former Chief Executive Officer	2021	$840,498	$492,722		$640,459	$800,591	$306,587	$3,080,857
	2020	$831,668	$468,468		$648,701	$-	$195,046	$2,143,883

Joseph F. Casey	2022	$657,479	$391,896		$407,637	$1,004,270	$187,449	$2,648,731
President and Chief Executive Officer	2021	$574,040	$273,129		$364,515	$388,612	$184,764	$1,785,060
	2020	$563,463	$259,644		$366,251	$-	$126,973	$1,316,331

Linda H. Simmons	2022	$383,276	$131,353		$166,342	$-	$91,211	$772,182
Executive Vice President, Chief Financial Officer	2021	$368,809	$136,481		$163,936	$-	$92,569	$761,795
	2020	$354,030	$129,822		$161,084	$-	$59,050	$703,986

H. Scott Sanborn	2022	$364,198	$124,817		$158,062	$-	$100,287	$747,364
Executive Vice President, Chief Lending Officer	2021	$333,778	$116,178		$148,364	$-	$110,208	$708,528

Brenda C. Diepold	2022	287,083	$97,618		$124,594	$-	$65,991	$575,286
Executive Vice President, Retail

David B. Reilly	2022	$286,530	$97,438		$124,354	$-	$60,239	$568,561
Executive Vice President, Operations

(1) Amounts included in the “Stock Awards” columns for the years ended December 31, 2022, 2021 and 2020 represent the aggregate grant date fair value of the time-based restricted stock awards ("RSAs") and performance-based restricted stock units ("PSUs") calculated in accordance with ASC 718. Amounts related to the stock awards are reported in the table above pursuant to applicable SEC regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made as compared to the actual vesting. The portion of the amount attributable to PSUs represents the value at the grant date assuming the probable outcome of performance conditions as of the grant date, which is assumed at the target value. The value of each named executive officer’s

PSUs at the grant date assuming the highest level of performance achievement, or maximum value, is as follows: Mr. Blake, $369,542 (2021), Mr. Casey, $301,151 (2022) and $204,847 (2021), Ms. Simmons, $100,280 (2022) and $102,352 (2021), Mr. Sanborn, $95,291 (2022) and $87,133 (2021), Ms. Diepold, $74,526 (2022), Mr. Reilly, $74,388 (2022).

(2) Amounts included for Mr. Blake in 2022 represent (i) the net increase in value as a result of the acceleration of his unvested stock awards upon his retirement on May 18, 2022 and (ii) the grant date fair value of his annual Board of Directors RSA granted on May 19, 2022.

(3) Amounts reported reflect annual cash incentives earned by our named executive officers for performance in 2022, 2021 and 2020.
(4) Amounts reflect the aggregate change in the actuarial present value of the individual’s accumulated benefits under the Supplemental Executive Retirement Plan Agreements.
(5) The summary of “All Other Compensation” from the table above for the components for 2022 are shown below.

				Life & LTD		Auto Allowance &
		ESOP	401(k) Employer	Insurance	Financial	Fuel		All Other
Name	ESOP (1)	Restoration (1)	Contributions	Premiums	Planning	Reimbursement	Other (2)	Compensation
Mr. Blake	$30,509	$83,077	$12,200	$34,548	$2,250	$11,605	$50,442	$224,631
Mr. Casey	$30,509	$64,546	$12,200	$49,411	$6,290	$21,519	$2,974	$187,449
Ms. Simmons	$30,509	$21,805	$12,200	$25,039	$1,081	$-	$577	$91,211
Mr. Sanborn	$30,509	$18,685	$12,200	$20,533	$3,375	$10,020	$4,965	$100,287
Ms. Diepold	$30,509	$5,871	$12,200	$10,235	$4,875	$-	$2,301	$65,991
Mr. Reilly	$30,509	$5,815	$12,200	$11,580	$-	$-	$135	$60,239

(1) Represents the aggregate value of the shares allocated to the named executive officer's Employee Stock Ownership Plan ("ESOP") account and amounts credited to the named executive officer's ESOP Restoration Plan account for the plan year, determined based on the number of shares allocated to the Named Executive Officer under the ESOP or ESOP Restoration Plan, multiplied by $13.90, which was the fair market value of the HarborOne Bancorp common stock as of December 30, 2022, the final trading date of 2022.

(2) Amount for Mr. Blake includes Directors Fees and benefits.

Grants of Plan-Based Awards

The following table sets forth information with respect to each grant of an award made to a Named Executive Officer in the year ended December 31, 2022. All equity awards reflected in this table were granted pursuant to the 2020 Equity Incentive Plan, described above and shown below.

			Estimated Future Payments Under Non-Equity				Estimated Future Payouts Under Equity			All Other	All Other
			Incentive Plan Awards (1)				Incentive Plan Awards (2)			Stock Awards	Option Awards
												Grant Date
											Number of	Fair Value
										Number of	Securities	of Stock
	Grant									Shares of Stock	Underlying	and Option
Name	Date		Threshold	Target		Maximum	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards (3) ($)
James W. Blake				$ 221,394	(4)
	5/19/2022	(5)								1,813	-	$ 24,820
Joseph F. Casey			$ 164,370	$ 328,739		$ 427,361
	3/1/2022						4,364	8,727	13,091			$ 133,785
	3/1/2022									8,727	-	$ 129,072
	5/19/2022						2,266	4,532	6,798			$ 66,982
	5/19/2022									4,533	-	$ 62,057
Linda H. Simmons			$ 67,074	$ 134,147		$ 174,391
	3/1/2022						2,181	4,361	6,542			$ 66,854
	3/1/2022									4,361	-	$ 64,499
H. Scott Sanborn			$ 63,735	$ 127,469		$ 165,710
	3/1/2022						2,072	4,144	6,216			$ 63,527
	3/1/2022									4,144	-	$ 61,290
Brenda C. Diepold			$ 50,240	$ 100,479		$ 130,623
	3/1/2022						1,621	3,241	4,862			$ 49,684
	3/1/2022									3,241	-	$ 47,934
David B. Reilly			$ 50,143	$ 100,286		$ 130,372
	3/1/2022						1,618	3,235	4,853			$ 49,592
	3/1/2022									3,235	-	$ 47,846

(1) Represents the threshold, target and maximum annual cash incentive awards under our 2022 Annual Incentive Plan. The threshold payout amount for each Named Executive Officer is 50% of target as the minimum amount payable if threshold performance is achieved. If the threshold is not achieved, the payment to the NEOs would be zero. The target amount is based upon achievement within the target ranges for the performance measures listed in “2022 Annual Incentive Plan” in the Compensation Discussion and Analysis. The maximum amount represents 130% of target. The actual amounts earned by each Named Executive Officer are set forth under "Fiscal 2022 Annual Incentive Targets vs. Results" in the Compensation Discussion and Analysis.

(2) These amounts represent the threshold, target and maximum number of shares that each Named Executive Officer may earn with respect to the performance-based restricted stock units granted in 2022.

(3) Represents the grant date fair value per share for the performance-based restricted stock unit awards and time-based restricted stock awards. Refer to the equity grant table under the "Long-Term Incentives" for these fair values. The performance-based restricted stock awards are included at probable achievement of 100%

(4) Mr. Blake's target bonus is 60% of base pay. For 2022, the amount represents a prorated target incentive for time served as Chief Executive Officer through May 18, 2022, the date of his retirement.

(5) Represents Mr. Blake's annual grant as a member of the Board of Directors.

Outstanding Equity Awards at Year End

The following table sets forth information with respect to outstanding equity awards as of December 31, 2022 for the named executive officers. All equity awards reflected in this table were granted pursuant to either the 2017 Stock Option and Incentive Plan or the 2020 Equity Incentive Plan, described above and shown below.

		Option Awards (1)			Stock Awards
					Restricted Stock Awards		Performance-based Awards

							Number of
		Number of					Unearned	Market or Payout
		Securities			Number of	Market Value	Shares, Units	Value of
		Underlying			Shares or Units of	of Shares or	or Other	Unearned Shares,
		Unexercised	Option	Option	Stock That	Units of Stock	Rights that	Units or Other
		Options (#)	Exercise	Expiration	Have Not	that Have Not	Have Not	Rights That Have
Name	Grant Date (2)	Exercisable	Price ($)	Date	Vested (#)	Vested ($) (3)	Vested (#)	Not Vested ($) (3)
James W. Blake	5/19/2022 (8)				1,813	$25,201

Joseph F. Casey	8/16/2017 (4)	133,219	$10.23	8/16/2027
	11/26/2018 (4)	133,219	$9.79	11/25/2028
	2/27/2019 (4)	155,487	$8.98	2/27/2029
	3/1/2021 (5)				7,619	$105,904
	3/1/2021 (6)						17,142	$238,274
	3/1/2022 (5)				8,727	$121,305
	3/1/2022 (6)						8,727	$121,305
	5/19/2022 (7)				4,533	$63,009
	5/19/2022 (6)						4,532	$62,995

Linda Simmons	8/16/2017 (4)	62,840	$10.23	8/16/2027
	3/1/2021 (5)				3,808	$52,931
	3/1/2021 (6)						8,565	$119,054
	3/1/2022 (5)				4,361	$60,618
	3/1/2022 (6)						4,361	$60,618

H. Scott Sanborn	8/16/2017 (4)	62,840	$10.23	8/16/2027
	3/1/2021 (5)				3,241	$45,050
	3/1/2021 (6)						7,291	$101,352
	3/1/2021 (5)				4,144	$57,602
	3/1/2021 (6)						4,144	$57,602

Brenda C. Diepold	9/26/2018 (4)	23,451	$10.60	9/25/2028
	3/1/2021 (5)				2,214	$30,775
	3/1/2021 (6)						4,980	$69,222
	3/1/2022 (5)				3,241	$45,050
	3/1/2022 (6)						3,241	$45,050

David B. Reilly	8/16/2017 (4)	62,840	$10.23	8/16/2027
	3/1/2021 (5)				2,226	$30,941
	3/1/2021 (6)						5,005	$69,576
	3/1/2022 (5)				3,235	$44,967
	3/1/2022 (6)						3,235	$44,967

(1) All historical share and price information for awards granted prior to the Offering in August 2019 has been restated to reflect the 1.795431 exchange ratio.

(2) Each award granted prior to 2020 was granted pursuant to the Company's 2017 Stock Option and Incentive Plan. Each award granted in 2020 or later has been granted under the Company's 2020 Equity Incentive Plan. Each award granted under the Company's 2020 Equity Incentive Plan will accelerate and vest in full upon the named executive officer's death or disability, or upon a change in control (with any awards subject to performance conditions vesting assuming achievement at target).

(3) Based on the closing market price of $13.90 on December 31, 2022.
(4) The option awards vested over three years from the date of grant in three equal installments.
(5) The restricted stock awards vest over three years from the date of grant in three equal installments.

(6) The performance-based awards vest three years from the date of grant assuming the attainment of identified performance targets. The actual number of shares that will be earned pursuant to the performance-based awards are dependent upon the Bank's performance with respect to the performance targets described in the "Long-Term Incentives" section above for the identified performance period. For purposes of this table, we have assumed the maximum level of payout for the performance-based awards granted in 2021 and target level of payout for the performance-based awards granted in 2022, which we consider the probable outcome.

(7) This restricted stock award vests over three years beginning on March 1, 2023 in three equal installments.
(8) This restricted stock award vests on March 1, 2023 and is related to Mr. Blake's Board of Directors grant.

Option Exercises and Stock Vested Table

The following table sets forth information with respect to each exercise of stock options and each vesting of stock during the year ended December 31, 2022.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
James W. Blake	639,442	$3,351,325	53,690	$754,748
Joseph F. Casey	-	-	17,859	$261,606
Linda H. Simmons	-	-	8,928	$130,781
H. Scott Sanborn	-	-	7,620	$111,620
Brenda C. Diepold	-	-	4,532	$66,412
David B. Reilly	-	-	4,537	$66,486

Pension Benefit Table

The following table sets forth information with respect to the pension benefits of the named executive officers.

		Number of	Present Value	Payment
		Years Credited	of Accumulated	During Last
	Plan	Service	Benefits	Fiscal Year
Name	Name	(#)	($)	($)
James W. Blake (1)	SERP	N/A	$1,476,553	$574,025
Joseph F. Casey	SERP	14.583	$8,312,164	$-
Linda H. Simmons	N/A
H. Scott Sanborn	N/A
Brenda C. Diepold	N/A
David B. Reilly	N/A
(1) Mr. Blake retired effective May 18, 2022. He received his first SERP payment in 2022. The remaining balance will be paid in accordance with Code Section 162(m).

Employment, Change-in-Control, and Other Material Agreements

Employment Agreement. HarborOne Bank and the Company are parties to an employment agreement with Mr. Casey.

Mr. Casey’s employment agreement provides for a minimum annual base salary, which is subject to annual review and adjustment by the Board. Mr. Casey’s annual base salary for 2022 is discussed in the Compensation Discussion & Analysis above. The employment agreement also provides for discretionary incentive and/or bonus compensation, participation on generally applicable terms and conditions in other compensation and fringe benefit plans, and certain perquisites, including the use of an automobile and reimbursement of automobile related expenses; club membership; five weeks’ paid vacation; life insurance equal to three times the executive’s base salary; technology assistance for remote access to HarborOne Bank’s and the Company’s systems; and supplemental medical insurance upon reaching age 65.

HarborOne Bank and the Company may terminate the employment of Mr. Casey, and he may resign, at any time for any reason. In the event of termination without “cause” or “good reason” (as each such term defined in the respective employment agreement), HarborOne Bank and the Company will pay Mr. Casey, for a period of two years, severance benefits equal to his monthly base salary in effect at the time of his termination and annual incentive compensation equal to the average incentive compensation received by Mr. Casey during the three full fiscal years immediately preceding termination. HarborOne Bank and the Company will also make an additional payment to Mr. Casey in an amount equal to the aggregate amount of employer contributions that would have been made to any qualified pension, profit sharing or 401(k) or similar plan on behalf of Mr. Casey if he had remained an employee of HarborOne Bank and the Company for an additional 24-month period. In addition, HarborOne Bank and the Company will make a monthly cash payment for 18 months or the executive’s COBRA health continuation period, whichever ends earlier, in the amount that HarborOne Bank and the Company would have made to provide health insurance to Mr. Casey.

In the event Mr. Casey’s employment is involuntarily terminated for reasons other than for cause, disability or death, or he voluntary resigns for good reason, in either case within 24 months after a change in control of the Company, the severance benefits increase from two times the sum of his base salary to three times the sum of his base salary, and will be paid in a lump sum. Any payments required under the employment agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code if such reduction would result in a higher after-tax amount to Mr. Casey. Mr. Casey’s employment agreement provides for certain post-employment obligations with respect to his ability to compete with HarborOne Bank and the Company and to solicit customers and employees of HarborOne Bank and the Company.

In the event of Mr. Casey’s death and he is survived by his spouse, HarborOne Bank will continue to pay his surviving spouse Mr. Casey’s base salary for two months following his death.

Change-in-Control Agreements. The Company has entered into change-in-control agreements with each of its executive officers other than Mr. Casey. The agreements for all executive officers except Ms. Simmons and Mr. Sanborn are substantially similar, and provide that if the executive’s employment is involuntarily terminated for reasons other than for cause, disability or death (as such term is defined in the respective change of control agreement), or the executive voluntarily resigns for “good reason” (as such term is defined in the respective change of control agreement) on or within 12 months after the effective date of a change in control of the Company, the executive would be entitled to a severance payment equal to his or her base salary and average three-year incentive. Such payment would be payable in a lump sum within ten days following the executive’s date of termination. In addition, the Company will make a monthly cash payment for 18 months or the executive’s COBRA health continuation period, whichever ends earlier, in the amount that the Company would have made to provide health insurance to the executive. Any payments required under the agreements will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code if such reduction would result in a higher after-tax amount to the executive.

Pursuant to Ms. Simmons and Mr. Sanborn’s change-in-control agreements, upon a change in control the executive would be entitled to an amount equal to the sum of two times (i) the executive’s annual base salary in effect immediately prior to the terminating event (or the executive’s annual base salary in effect immediately prior to the change-in-control, if higher) and (ii) the executive’s average annual bonus over the three fiscal years immediately prior to the change in control. Additionally, the change-in-control agreements include a non-solicit provision whereby the executive agrees to refrain from soliciting employees and customers for a period of 12 months following the termination of the executive’s employment with the Company’s confidential information.

Independent Contractor Agreement. David B. Reilly resigned from his position with the Bank on March 31, 2023. On March 27, 2023, the Bank and Mr. Reilly entered into an Independent Contractor Agreement, pursuant to which Mr. Reilly will provide transition-related services to the Bank for a period ending on April 28, 2023. Under the terms of the Independent Contractor Agreement, Mr. Reilly will receive a lump sum payment of $23,000.

James W. Blake Payments Upon Retirement. Upon his retirement on May 18, 2022, Mr. Blake received a prorated 2022 bonus in the amount of $221,394 for time served through his retirement date. In addition, there was an acceleration of 46,818 unvested RSAs and PSUs with an approximate value of $653,111, using the market close price of $13.95 on May 18, 2022. He also received $24,447 in connection with his accrued and unused vacation at the time of his retirement. The lump sum value of Mr. Blake’s SERP as of May 18, 2022 was $2,021,269 with an initial payment made in 2022 of $574,025 with a remaining balance of $1,447,244 to be paid in accordance with Code Section 162(m).

Potential Payments Upon Termination or Change of Control. The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our named executive officers serving as of the end of fiscal 2022. The payments and benefits set forth below are estimated assuming that the termination of employment or change-in-control event occurred on the last business day of fiscal 2022, December 30, 2022, at a per-share value of our common stock of $13.90, which is the closing market price per share on December 30, 2022. Payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

										Termination
										by Employer
										for Any
										Reason Other
								Termination by	Termination by	than Cause,	Termination
								Employer	Employee With	Death or	by Employee
								Without	Good Reason	Disability in	for Good
					Termination	Termination	Termination	Cause within	within 24	Connection	Reason in
	Termination		Termination	Termination	by Employee	by Employer	by Employee	24 Months	Months After	with a	Connection with
	Due to		Due to	Due to	Without	Without	With	After Change	a Change	Change in	a Change in
Name (9)	Death		Disability	Retirement	Cause	Cause	Good Reason	in Control (7)	in Control (7)	Control (8)	Control (8)
Joseph F. Casey
Severance(1)	$116,667	(2)	$-	$-	$-	$2,158,935	$2,158,935	$2,858,935	$2,858,935	$-	$-
Equity awards acceleration(3)	652,043		652,043	-	-	-	-	652,043	652,043	-	-
Life insurance(4)	2,150,000		300,000	300,000	300,000	300,000	300,000	300,000	300,000	-	-
Other compensation(5)	-		-	-	-	79,638	79,638	79,638	79,638	-	-
Total	$2,918,710		$952,043	$300,000	$300,000	$2,538,573	$2,538,573	$3,890,616	$3,890,616	$-	$-

Linda H. Simmons
Severance (1)	$-		$-	$-	$-	$-	$-	$-	$-	$1,099,838	$1,099,838
Equity awards acceleration(3)	261,917		261,917	-	-	-	-	-	-	261,917	261,917
Life insurance(4)	950,000		-	-	-	-	-	-	-	100,000	100,000
Health benefits(6)	-		-	-	-	-	-	-	-	28,989	28,989
Total	$1,211,917		$261,917	$-	$-	$-	$-	$-	$-	$1,490,744	$1,490,744

H. Scott Sanborn
Severance (1)	$-		$-	$-	$-	$-	$-	$-	$-	$1,031,443	$1,031,443
Equity awards acceleration(3)	235,197		235,197	-	-	-	-	-	-	235,197	235,197
Life insurance(4)	1,050,000		-	-	-	-	-	-	-	300,000	300,000
Health benefits(6)	-		-	-	-	-	-	-	-	28,989	28,989
Total	$1,285,197		$235,197	$-	$-	$-	$-	$-	$-	$1,595,629	$1,595,629

Brenda C. Diepold
Severance (1)	$-		$-	$-	$-	$-	$-	$-	$-	$385,596	$385,596
Equity awards acceleration (3)	172,290		172,290	-	-	-	-	-	-	172,290	172,290
Life insurance (4)	950,000		-	-	-	-	-	-	-	100,000	100,000
Health benefits (6)	-		-	-	-	-	-	-	-	26,185	26,185
Total	$1,122,290		$172,290	$-	$-	$-	$-	$-	$-	$684,071	$684,071

David B. Reilly
Severance (1)	$-		$-	$-	$-	$-	$-	$-	$-	$385,076	$385,076
Equity awards acceleration(3)	172,541		172,541	-	-	-	-	-	-	172,541	172,541
Life insurance (4)	950,000		-	100,000	-	-	-	-	-	100,000	100,000
Health benefits(6)	-		-	-	-	-	-	-	-	10,841	10,841
Total	$1,122,541		$172,541	$100,000	$-	$-	$-	$-	$-	$668,458	$668,458

(1) Except as otherwise described, severance payments are based on a multiple of salary and bonus as of December 31, 2022. Multiples are described under the heading "Employment and Change-in-Control Agreements" above. Bonus-related severance is based on the average of bonuses paid during the three calendar years immediately prior to the change in control.

(2) Severance payments upon death represent two months of continued base salary to the executive's surviving spouse.

(3) Reflects the value of accelerated equity granted under the 2020 Equity Incentive Plan based upon market closing price of $13.90 on December 31, 2022, as well as the value of dividend equivalents that would become payable for all unvested awards. All unvested awards would be forfeited upon voluntary or involuntary termination, and would become fully vested upon death, disability or a change in control. All performance share unit awards would be vested assuming achievement at the target level of performance.

(4) Represents the value of payouts of certain life insurance policies.

(5) Represents an estimate of the employer contributions that would have been made for medical insurance benefits based on actual premiums in effect as of December 31, 2022, as well as any qualified pension, profit sharing or 401(k) or similar plan on behalf of the executive if the executive had remained an employee for an additional 24-month period.

(6) Represents the value of the employer's portion of medical and dental insurance benefits based on actual premiums in effect as of December 31, 2022.
(7) Provisions are based on Mr. Casey's Employment Agreement. Refer to the heading "Employment Agreements" above.
(8) Provisions are based on the Change-in-Control Agreements for each of the named executive officers other than Mr. Casey. Refer to the heading "Change-in-Control Agreements" above.
(9) Mr. James Blake retired on May 18, 2022 and the details of his payments upon retirement can be found in section "James W. Blake Payments Upon Retirement" above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of HarborOne Bancorp, Inc. has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this proxy statement required by Item 402(b) of Regulation S-K, and based on such review and discussion, the Compensation Committee recommended to our Board of Directors that this “Compensation Discussion and Analysis” section be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

David P. Frenette, Esq. (Chair)
Mandy L. Berman

Gordon Jezard

Anne H. Margulies

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table details, as of March 31, 2023, information concerning beneficial ownership of our common stock by:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person known by the Company to be the beneficial owner of more than 5% of our outstanding common stock

		Percent of
	Number of	Common Stock
Name (1)	Shares (2)(3)	Outstanding (4)

Joseph F. Barry(5)	140,215	* %
Mandy L. Berman(6)	20,692	*
James W. Blake(7)	397,705	*
Joseph F. Casey(8)	796,856	1.65
Brenda C. Diepold(9)	55,294	*
David P. Frenette, Esq.(10)	220,101	*
Inez H. Friedman-Boyce, Esq.(11)	33,296	*
Gordon Jezard(12)	65,929	*
Barry R. Koretz(13)	142,169	*
Dr. Timothy R. Lynch(14)	140,215	*
Anne H. Margulies(15)	5,177	*
Joseph E. McQuade(16)	16,212	*
William A. Payne(17)	56,629	*
David B. Reilly(18)	109,147	*
H. Scott Sanborn(19)	139,151	*
Andreana Santangelo(20)	9,870	*
Linda H. Simmons(21)	119,861	*
Susan Stewart(22)	2,545	*
Michael J. Sullivan, Esq.(23)	156,512	*
David E. Tryder(24)	85,485	*
Damian W. Wilmot, Esq.(25)	20,655	*
All directors and executive officers as a group (21 persons)	2,733,716	5.67%

AllianceBernstein L.P.(26)	3,061,812	6.35%
BlackRock, Inc.(27)	3,691,409	7.66%
T.Rowe Price Group, Inc.(28)	4,904,664	10.17%
HarborOne Bank Employee Stock Ownership Plan Trust(29)	4,512,378	9.36%

* Less than 1%.

(1)	Unless otherwise indicated, the address for each director and named executive officer is c/o HarborOne Bancorp, Inc., 770 Oak St., Brockton, Massachusetts 02301.
(2)

The number of shares reported by officers as being held through the HarborOne 401(k) Plan may be different from the number of shares previously reported as having been acquired through the HarborOne 401(k) Plan because Company stock held in the HarborOne 401(k) Plan is held in a unitized fund that includes both Company common stock and cash. The percentage of each unit that is Company common stock fluctuates daily, through no volitional act of the HarborOne 401(k) Plan participant.

(3)

The number of shares of common stock “beneficially owned” by each shareholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes shares of common stock that may be acquired upon the exercise of options to acquire shares of common stock that are exercisable on or within 60 days after March 31, 2023 of 1,148,155. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units.

(4)

The total number of shares outstanding used in calculating this percentage assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after March 31, 2023 and that no options held by other beneficial owners are exercised. Percentages are based on 48,214,513 shares of Company common stock outstanding as of March 31, 2023.

(5)

Includes 13,977 shares held jointly with his spouse, 2,857 shares of unvested restricted stock, and 83,263 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(6)	Includes 2,857 shares of unvested restricted stock.

(7)

Includes 102,153 shares held in the HarborOne 401(k) Plan, 35,908 held by his spouse and daughter as joint tenants, 2,857 shares of unvested restricted stock, and 12,303 shares held by the ESOP and allocated to his account.

(8)

Includes 25,150 shares of unvested restricted stock, 60,116 shares held in his IRA, 218,868 shares held in trust of which Mr. Casey is trustee with his spouse with shared voting power, 61,941 shares held in the HarborOne 401(k) Plan, 9,184 shares held by the ESOP and allocated to his account, and 421,925 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(9)

Includes 327 shares held in the HarborOne 401(k) Plan, 6,890 shares of unvested restricted stock, 5,000 shares held in an IRA, 6,702 shares held by the ESOP and allocated to her account, and 23,451 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(10)

Includes 102,303 shares held jointly with his spouse, 30,000 shares held in his IRA, 2,857 shares of unvested restricted stock, and 83,263 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(11)	Includes 6,704 unvested restricted stock, 4,519 shares held by the ESOP, and 10,125 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.
(12)	Includes 22,954 shares held by the Jezard Family Revocable Trust, and 2,857 shares of unvested restricted stock
(13)

Includes 54,371 shares held jointly with his spouse, 2,857 shares of unvested restricted stock and 83,263 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(14)

Includes 5,000 shares held jointly with his spouse, 2,857 shares of unvested restricted stock and 83,263 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(15)	Includes 4,652 shares of unvested restricted stock.
(16)	Includes 12,777 unvested restricted stock and 2,195 shares held by the ESOP.
(17)

Includes 4,488 shares held in his IRA, 2,857 shares of unvested restricted stock, and 24,979 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(18)

David B. Reilly resigned from his position with the Bank on March 31, 2023. Includes 9,723 shares held by the ESOP and allocated to his account, and 62,840 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(19)

Includes 8,970 shares of unvested restricted stock, 17,703 shares held in the HarborOne 401(k) Plan, 9,207 shares held by the ESOP and allocated to his account, and 62,840 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(20)	Includes 2,857 shares of unvested restricted stock.
(21)

Includes 9,639 shares of unvested restricted stock, 8,147 shares held by the ESOP and allocated to her account, and 62,840 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(22)	Includes 2,545 shares of unvested restricted stock.
(23)

Includes 3,571 shares of unvested restricted stock and 83,263 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days and 1,000 shares that are owned indirectly through an affiliate.

(24)

Includes 4,723 shares of unvested restricted stock, 1,772 shares held in the HarborOne 401(k) Plan, 10,458 shares held by the ESOP and allocated to his account, and 62,840 shares that may be acquired under options that are presently exercisable or will become exercisable within 60 days.

(25)	Includes 2,857 shares of unvested restricted stock.
(26)

Based exclusively on a Schedule 13G/A filed by AllianceBernstein L.P. on February 14, 2023. The filer claimed sole power to vote or direct the vote of 2,744,519 shares and sole power to dispose or direct the disposition of 3,061,812 shares. AllianceBernstein L.P.’s address is 1345 Avenue of the Americas, New York, New York 10105.

(27)

Based exclusively on a Schedule 13G/A filed by BlackRock, Inc. on February 6, 2023. The filer claimed sole power to vote or direct the vote of 3,606,701 shares and sole power to dispose or direct the disposition of 3,691,409 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(28)

Based exclusively on a Schedule 13G filed by T. Rowe Price Group, Inc. on February 14, 2023. The filer claimed sole power to vote or direct the vote of 1,798,579 shares and sole power to dispose or direct the disposition of 4,904,664 shares. T. Rowe Price Group, Inc.’s address is 101 East Pratt Street, Baltimore, Maryland 21201.

(29)

Reflects shares held in the ESOP. Under the terms of the ESOP, plan participants are entitled to direct the plan trustee on how to vote shares of common stock allocated to their accounts. The trustee will vote shares of common stock allocated to the accounts of plan participants as instructed by the plan participants and will vote unallocated shares of common stock held in the ESOP in the same ratio as allocated shares are voted on each proposal, subject to the fiduciary responsibilities of the trustee. The ESOP’s address is c/o HarborOne Bancorp, Inc., 770 Oak Street, Brockton, Massachusetts 02301.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, the following information is being provided about the relationship between executive compensation actually paid and certain financial performance of the Company.

The dollar amounts reported as “Summary Compensation Table Total” in the Pay for Performance table below represent the totals from the Summary Compensation Table (“SCT”) within the “Compensation Discussion and Analysis.” Compensation Actually Paid (“CAP”) is calculated in accordance with SEC rules and does not reflect the actual amount of compensation earned or paid during the applicable fiscal years. It reflects adjustments for (i) the year-end fair values of unvested equity awards granted in the current year, (ii) the year-over-year difference of year-end fair values for unvested awards granted in prior years, (iii) the difference between prior year-end fair values and vest date fair values for awards granted in prior years, and (iv) changes in pension benefits.

For information regarding the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis.”

Pay Versus Performance Table

(in whole dollars, unless otherwise noted)
									Investment Based on:
							Average
	Summary		Summary				Summary	Average		Peer Group
	Compensation		Compensation	Compensation		Compensation	Compensation	Compensation	Total	Total		Tangible
	Table Total		Table Total	Actually Paid		Actually Paid	Table Total for	Actually Paid to	Shareholder	Shareholder	Net Income	Book Value
Year	for First PEO		for Second PEO	to First PEO		to Second PEO	Non-PEO NEOs	Non-PEO NEOs	Return	Return	(in thousands)	Per Share
(a)	(b.1) (1)		(b.2) (2)	(c.1) (1)		(c.2) (2)	(d) (3)	(e) (3)	(f) (4)	(g) (5)	(h)	(i) (6)
2022	$1,456,401		$2,648,731	$1,467,492		$1,873,309	$665,848	$649,588	$132.19	$99.14	$45,589	$11.13
2021	$3,080,857	$	N/A	$3,093,059	$	N/A	$947,669	$1,181,004	$137.83	$121.96	$58,517	$11.57
2020	$2,143,883	$	N/A	$1,785,584	$	N/A	$1,010,159	$1,135,032	$99.80	$95.30	$44,792	$10.88

(1)

Includes amounts from the Summary Compensation Table and Compensation Actually Paid to James W. Blake, former Chief Executive Officer of HarborOne Bank, for the years ended December 31, 2020, 2021, and 2022.

(2)	Includes amounts from the Summary Compensation Table and Compensation Actually Paid to Joseph F. Casey for the year ended December 31, 2022.
(3)

The non-principal executive officer (PEO) named executive officers (NEOs) reflected in columns (d) and € represent the following individuals; for 2022: Linda H. Simmons, H. Scott Sanborn, Brenda C. Diepold, and David B. Reilly, for 2021: Joseph F. Casey, Linda H. Simmons, H. Scott Sanborn and Inez H. Friedman-Boyce; and for 2020: Joseph F. Casey and Linda H. Simmons.

(4)

Reflects the cumulative total shareholder return of HarborOne Bank over the three-year period. The reporting is based on a theoretical $100 invested as of the last day of 2019 and valued as of the last trading day of 2020, 2021, and 2022.

(5)

Reflects the cumulative total shareholder return of the S&P 600 Thrifts & Mortgage Finance Index (“S&P 600”). S&P 600 is the peer group used by HarborOne Bank for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2022.

(6)	Tangible Book Value per Share is a non-GAAP ratio that is calculated by dividing total stockholders’ equity less goodwill and intangible assets by common stock outstanding.

Calculation of Compensation Actually Paid

To calculate the CAP amounts in the table above, the following adjustments were made to Total Compensation as reported in the Summary Compensation Table for each covered year:

	2022			2021		2020
			Average		Average		Average
	First PEO	Second PEO	Non-PEO NEOs	First PEO	Non-PEO NEOs	First PEO	Non-PEO NEOs
Total Compensation from Summary Compensation Table	$ 1,456,401	$ 2,648,731	$ 665,848	$ 3,080,857	$ 947,669	$ 2,143,883	$ 1,010,159
Amount deducted for aggregate change in actuarial present value from SCT	—	(1,004,270)	—	(800,591)	(97,153)	—	—
Amount deducted for grant date values in the SCT	(445,954)	(391,896)	(112,807)	(492,722)	(150,905)	(468,468)	(194,733)

Amount included for service costs related to the SERP	—	257,565	—	—	139,232	—	255,401
Amount included for year-end fair value of unvested awards granted in the current year	25,201	377,166	106,533	611,883	213,041	550,602	228,875
Amount included (+ or -) for year-over-year difference of year-end fair values for unvested awards granted in prior years	—	(17,904)	(8,772)	429,408	68,297	(112,109)	(28,536)
Amount included (+ or -) for difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	431,844	3,917	(1,214)	264,224	60,823	(328,324)	(136,134)
Total Adjustments	$ 457,045	$ 620,744	$ 96,547	$ 1,305,515	$ 481,393	$ 110,169	$ 319,606

Compensation Actually Paid (as calculated)	$ 1,467,492	$ 1,873,309	$ 649,588	$ 3,093,059	$ 1,181,004	$ 1,785,584	$ 1,135,032

Tabular List of Performance Measures

The six performance measures listed below represent the most important metrics the Company used to align pay and performance and to determine compensation paid in 2022, as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Annual Incentive Plan” and “Long-Term Incentives”:

Most Important Performance Measures	Application in 2022 Compensation
Tangible Book Value Per Share	Long-Term Incentive Plan
Relative Total Shareholder Return	Long-Term Incentive Plan
Return On Assets	Annual Incentive Plan
Earnings Per Share	Annual Incentive Plan
Core Deposit Growth	Annual Incentive Plan
Commercial and Small Business Loan Growth	Annual Incentive Plan

Pay versus Performance Graphs

The following graphs reflect the relationships between CAP over the three-year period ended December 31, 2022 to the Company’s Total Shareholder Return, Net Income and Tangible Book Value Per Share results over the same period. The following graphs also reflect the relationship between the Company’s Total Shareholder Return over this three-year period to the Total Shareholder Return of the S&P 600 over the same period.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2022, our last completed fiscal year, the median of the annual total compensation of all employees of HarborOne was $86,115; and the annual total compensation of our Chief Executive Officer, Mr. Casey, was $2,648,731. Accordingly, the ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all employees is 31:1.

To identify the median of the annual total compensation of all of HarborOne’s employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we used the following methodology, assumptions and analysis:

●	We determined that, as of December 31, 2022, the date chosen to determine the median employee (the “Median Employee Determination Date”), HarborOne employed approximately 610 employees, all of whom were located in the United States, including full-time, part-time, temporary or seasonal employees employed on that date.
●	To identify the median of the annual cash compensation of all our employees, we used wages and earned bonuses from our payroll records. In making this determination, we annualized the wages of full-time and part-time employees who were employed on the Median Employee Determination Date.
●	To calculate the median employee total compensation, we included the total cash compensation plus health and welfare and retirement benefits, including Section 401(k) and ESOP employer contributions.
●	With respect to the annual total compensation of our CEO, we used the amount reported in the Total column of our 2022 Summary Compensation Table for Mr. Joseph F. Casey, who was serving as CEO on our Median Employee Determination Date. Although Mr. Casey did not serve as CEO for all of 2022, we did not annualize Mr. Casey’s compensation as he was employed by the Bank for the full fiscal year.

Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on the employee’s total annual compensation allow companies to adopt a variety of methodologies, we used reasonable assumptions that reflect our compensation practices.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, each of Messrs. Blake, Casey, McQuade, Reilly, Sanborn, and Tryder, and Mss. Diepold, Margulies and Simmons filed one late report on Form 4.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe LLP currently serves as our independent registered public accounting firm and was the firm that conducted the audit of our consolidated financial statements for the fiscal year ending December 31, 2022. The Audit Committee has appointed Crowe LLP to serve as the independent registered public accounting firm to conduct an audit of our consolidated financial statements for the fiscal year ending December 31, 2023.

Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of Crowe LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of Crowe LLP will attend the annual meeting of shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fee Disclosure

The following is a summary of the fees incurred for professional services rendered by the independent registered public accounting firm Crowe LLP for the fiscal years ended December 31, 2022 and December 31, 2021:

	2022	2021

Audit fees(1)	$511,500	$496,000
Audit related fees(2)	54,000	52,000
All other fees(3)	—	—
Total	$565,500	$548,000

(1)

Audit Fees include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by the registered public accounting firm in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents to be named in our registration statements and to the use of their audit report in the registration statements.

(2)	Audit Related Fees refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)

All Other Fees refers to fees and related expenses for products and services other than services described above. Our Audit Committee considers whether the provision by Crowe LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining Crowe LLP’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (i) the aggregate amount of all such non-audit services constitutes not more than five percent of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee’s or any of its members’ attention and approved by our Audit Committee or any of its members who has authority to give such approval prior to the completion of the audit. None of the fees reflected above were incurred as a result of non-audit services provided by our independent registered public accounting firm pursuant to this de minimis exception. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

The Board unanimously recommends a vote FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2023.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of HarborOne Bancorp, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2022 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited consolidated financial statements of HarborOne Bancorp, Inc. for the fiscal year ended December 31, 2022;
2.	the Audit Committee has discussed with representatives of Crowe LLP the matters required to be discussed with them the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
3.	the Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP its independence

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Andreana Santangelo (Chair)
Barry R. Koretz

Dr. Timothy R. Lynch
William A. Payne

Damian W. Wilmot, Esq.

PROPOSAL 3: A NON-BINDING ADVISORY RESOLUTION TO APPROVE

THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, our Board of Directors is submitting for shareholder approval, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has six named executive officers listed in this Proxy Statement. The Company’s compensation program is designed to attract, motivate and retain the named executive officers who are critical to the Company’s success, offering a combination of base salary and both annual and long-term incentives that are closely aligned with the Company’s annual and long-term performance objectives. Please see the section titled “Compensation Discussion and Analysis” for additional information about the Company’s executive compensation programs.

We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year as detailed in our discussion section titled “Compensation Discussion and Analysis.”

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

The Board unanimously recommends a vote FOR approval of the compensation of the Company’s named executive officers.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a Notice of Internet Availability of Proxy Materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. We have engaged Innisfree M&A Incorporated to solicit proxies held by brokers and nominees for a fee of $15,000, and will reimburse it for reasonable out-of-pocket expenses incurred in the solicitation of proxies.

Shareholder Proposals

Shareholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2024 annual meeting must submit their proposals to our Corporate Secretary on or before December 6, 2023. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice for the 2024 annual meeting of shareholders must be received by the Company no earlier than January 18, 2024 and no later than February 17, 2024. However, if an annual meeting is held on a date more than 30 days before, or more than 60 days after, the anniversary of the preceding year’s annual meeting, a shareholder proposal must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Attendance at the Meeting

All shareholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a shareholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each shareholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

All shareholders may also attend the annual meeting virtually by means of remote communications. If you are not a shareholder of record but hold shares through a broker, bank or other nominee, you will need only your 16-digit control number to access the annual meeting virtually.

Householding of Proxy Materials

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Internet Availability of Proxy Materials, annual report and/or proxy statement, as applicable. This procedure, known as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of the applicable proxy materials to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our proxy materials, please send your request in writing to HarborOne Bancorp, Inc., 770 Oak Street, Brockton, Massachusetts 02301, Attention: Investor Relations or by telephone at (508) 895-1000.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the 2023 annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,

Inez H. Friedman-Boyce General Counsel and Secretary

Brockton, Massachusetts
April 5, 2023

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V05440-TBD For Withhold For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! HARBORONE BANCORP, INC. ATTN: INEZ FRIEDMAN-BOYCE 770 OAK STREET BROCKTON, MA 02301 HARBORONE BANCORP, INC. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. 1a. Joseph F. Casey 1b. David P. Frenette, Esq. 1c. Barry R. Koretz 1d. Andreana Santangelo 1e. Michael J. Sullivan, Esq. 1. The election of the five Class I director nominees named in the proxy statement to serve on our Board of Directors for a term of three years and until their respective successors are duly elected and qualified; THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. 2. The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and 3. A non-binding advisory resolution to approve the compensation of the Company’s named executive officers. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V05441-TBD Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 17, 2023 The Notice of the Annual Meeting, 2023 Proxy Statement, and the 2022 Annual Report to Shareholders are available at: http://www.harboronebancorp.com PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS HarborOne Bancorp, Inc. The undersigned appoints Joseph F. Casey and Linda H. Simmons, and each of them acting singly, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of HarborOne Bancorp, Inc. held of record by the undersigned at the close of business on March 21, 2023 at the Annual Meeting of Shareholders of HarborOne Bancorp, Inc. to be held on May 17, 2023, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE DIRECTORS NAMED IN THE PROXY STATEMENT, FOR RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023, AND FOR A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is executed. (Continued and to be marked, dated and signed, on the other side)

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V05442-TBD For Withhold For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! HARBORONE BANCORP, INC. ATTN: INEZ FRIEDMAN-BOYCE 770 OAK STREET BROCKTON, MA 02301 HARBORONE BANCORP, INC. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. 1a. Joseph F. Casey 1b. David P. Frenette, Esq. 1c. Barry R. Koretz 1d. Andreana Santangelo 1e. Michael J. Sullivan, Esq. 1. The election of the five Class I director nominees named in the proxy statement to serve on our Board of Directors for a term of three years and until their respective successors are duly elected and qualified; THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. 2. The ratification of the appointment of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and 3. A non-binding advisory resolution to approve the compensation of the Company’s named executive officers. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V05443-TBD Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 17, 2023 The Notice of the Annual Meeting, 2023 Proxy Statement, and the 2022 Annual Report to Shareholders are available at: http://www.harboronebancorp.com ESOP and HarborOne 401(k) Plan Vote Authorization Form HarborOne Bancorp, Inc. The undersigned directs the trustee of the HarborOne Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") and the trustee of the HarborOne 401(k) Plan (the "HarborOne 401(k) Plan") to vote, as designated on the reverse hereof, all shares of common stock of HarborOne Bancorp, Inc. allocated to the participant’s account(s), if any, for which the participant is entitled to direct the voting at Annual Meeting of Shareholders of HarborOne Bancorp, Inc. to be held on May 17, 2023, or at any adjournment thereof. If this form is not returned in a timely manner, the ESOP trustee will vote all unallocated shares of Company common stock held by the ESOP in the same proportion as shares for which it has received timely voting instructions. The ESOP trustee will not vote allocated shares for which no voting instructions are received. HarborOne Bank, as plan administrator, will vote any shares in the HarborOne 401(k) Plan for which participants have not issued voting instructions as HarborOne Bank determines in its discretion and will direct the HarborOne 401(k) Plan trustee accordingly. If any other business is brought before the Annual Meeting, this form will be voted by the trustees in a manner intended to represent the best interest of the participants and beneficiaries of the ESOP and the HarborOne 401(k) Plan. At the present time, HarborOne Bancorp, Inc. knows of no other business to be brought before the Annual Meeting. IF NO INSTRUCTION IS SPECIFIED AND THIS AUTHORIZATION FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. (Continued and to be marked, dated and signed, on the other side)